                                                                    EXHIBIT 10.1


                            MASTER PURCHASE AGREEMENT


among


KONINKLIJKE PHILIPS ELECTRONICS N.V., a company duly established under the laws of The Netherlands ("Philips"), and


and


UNIPHASE CORPORATION, a corporation duly organized under the laws of the State of Delaware ("Uniphase"),


UNIPHASE OPTO HOLDINGS, Inc., a corporation duly organized under the laws of the State of Delaware ("OPTO Buyer"), and


UNIPHASE INTERNATIONAL CV, a company duly established under the laws of The Netherlands ("Foreign Intangibles Buyer").




Dated May 29, 1998




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                                                                               i


                                TABLE OF CONTENTS

                                                                               Page
SECTION 1. DEFINITIONS...........................................................1
SECTION 2. PURCHASE AND SALE OF OPTO SHARES; INTANGIBLE ASSET SALE...............8
        2.1. Basic Transaction...................................................8
        2.2. Consideration.......................................................9
SECTION 3. CLOSING DATE DELIVERIES AND PAYMENT...................................9
        3.1. Closings............................................................9
        3.2. Transactions and Deliveries at the Asset Sales Closing..............9
        3.3. Transactions and Deliveries at the OPTO Closing....................10
        3.4. Closing Costs......................................................12
SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE UNIPHASE PARTIES...............12
        4.1. Organization of Buyer..............................................12
        4.2. Authorization of Transaction.......................................13
        4.3. Noncontravention...................................................13
        4.4. Capitalization.....................................................14
        4.5. SEC Filings; Financial Statements..................................15
        4.6. Absence of Certain Changes or Events...............................16
        4.7. No Vote Required...................................................16
        4.8. Consents...........................................................16
        4.9. Valid Issuance.....................................................17
        4.10. No Brokers........................................................17
SECTION 5. REPRESENTATIONS AND WARRANTIES CONCERNING OPTO AND THE BUSINESS......17
        5.1. Organization, Qualification and Corporate Power....................17
        5.2. Capitalization.....................................................18
        5.3. Noncontravention...................................................19
        5.4. Consents...........................................................20
        5.5. Closing Date Balance Sheet.........................................20
        5.6. Assets.............................................................21
        5.7. Liabilities........................................................22
        5.8 Tax Matters.........................................................22
        5.9. Real Property......................................................24




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                                                                              ii


                                TABLE OF CONTENTS

                                                                               Page
        5.10. Intellectual Property.............................................26
        5.11. Litigation and Claims.............................................27
        5.12. Employees and Employee Benefit Plans..............................28
        5.13. Permits...........................................................31
        5.14. Environmental Conditions..........................................32
        5.15. Brokers' Fees.....................................................33
        5.16. Insurance.........................................................33
        5.17. [Intentionally Omitted]...........................................33
        5.18. Compliance with Laws..............................................33
        5.19. Material Contracts................................................33
        5.20. Grants............................................................34
        5.21. Conduct of Activity...............................................35
        5.22. Material Adverse Change...........................................37
        5.23. Accounts Receivable and Accounts Payable..........................37
SECTION 6. PRE-CLOSING COVENANTS................................................37
        6.1. General............................................................38
        6.2 Consents and Notifications..........................................38
        6.3. Trade Unions and Works Counsel.....................................39
        6.4. Operation of the Activity..........................................39
        6.5. Ownership of Assets................................................40
        6.6. Owner's Equity and Liabilities.....................................40
        6.7. Notice of Developments.............................................40
        6.8. [Intentionally Omitted]............................................41
        6.9. OPTO Patents.......................................................41
SECTION 7. CONDITIONS TO OBLIGATIONS TO CLOSE...................................41
        7.1. Conditions to Obligation to Close of Uniphase Parties to be
                 Satisfied at each Closing......................................41
        7.2. Conditions to Obligation to Close of Philips.......................42
SECTION 8. OPTO EMPLOYEES.......................................................42
        8.1. Retention of OPTO Employees........................................42
        8.2. Pension Obligations................................................42
        8.3. Collective Bargaining Agreement....................................43
        8.4. Transfer Expenses..................................................43
SECTION 9. POST-CLOSING COVENANTS...............................................43
        9.1. General............................................................43
        9.2 Intellectual Property Rights and Obligations........................44
        9.3. Non-Compete........................................................46




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                                                                             iii


                                TABLE OF CONTENTS

                                                                               Page
        9.4. Closing Date Balance Sheet.........................................46
        9.5. Cooperation and Access to Financial Books and Records..............47
        9.6. Confidentiality....................................................47
        9.7. Press Releases and Other Disclosures...............................48
        9.8. Poaching...........................................................48
SECTION 10. INDEMNITIES.........................................................49
        10.1. Indemnities by Philips............................................49
        10.2. Indemnities by Uniphase...........................................49
        10.3. Defense of Claims.................................................49
SECTION 11. TERMINATION.........................................................51
        11.1. Termination.......................................................51
        11.2. Limitations on Philips' Termination Rights........................51
        11.3. Effect of Termination.............................................52
SECTION 12. REMEDIES FOR BREACHES OF THIS AGREEMENT.............................52
        12.1. Survival..........................................................52
        12.2. Liability of Philips..............................................53
        12.3. Liability of Uniphase Parties.....................................54
        12.4. Other Liability Provisions........................................54
SECTION 13. GENERAL MATTERS.....................................................54
        13.1. Entire Agreement..................................................54
        13.2. Succession and Assignment.........................................55
        13.3. Notices...........................................................55
        13.4. Amendments and Waivers............................................56
        13.5. Severability......................................................56
        13.6. Incorporation of Schedules and Exhibits...........................56
        13.7. No Contribution...................................................56
        13.8. Waiver to Terminate...............................................57
        13.9. Attorneys' Fees...................................................57
        13.10. Counterparts.....................................................57
        This Agreement and the other Sale Agreements may be executed in one or more counterparts, each of which shall be
                 deemed an original, but all of which, taken together,
                 shall constitute one and the same document.....................57
SECTION 14. APPLICABLE LAW......................................................57




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                                                                              iv


EXHIBITS

Exhibit A         Certificate of Designation
Exhibit B         Foreign Asset Sale Agreement
Exhibit C         Lease
Exhibit D         Series A Preferred Agreement
Exhibit E         Site Services Agreement
Exhibit F         Stockholder Agreement
Exhibit G         U.S. Asset Sale Agreement

SCHEDULES
Schedule 1.25     Fixed and Tangible Assets
Schedule 1.27     Foreign Intangible Assets
Schedule 1.69     U.S. Intangible Assets
Schedule 2.2      Allocation of Consideration
Schedule 3.3      Preclosing Transfers
Schedule 5.3      Noncontravention
Schedule 5.4      Consents
Schedule 5.6      Exceptions to Title to Assets
Schedule 5.9      Real Property
Schedule 5.10(a)  Intellectual Property
Schedule 5.10(b)  Cross-Licenses
Schedule 5.12(a)  Employees
Schedule 5.12(b)  Employee Benefit Plans
Schedule 5.13     Permits
Schedule 5.19     Material Contracts


                           MASTER PURCHASE AGREEMENT


THIS MASTER PURCHASE AGREEMENT (This "Agreement") dated as of 29 May, 1998 is entered into by and among KONINKLIJKE PHILIPS ELECTRONICS N.V., a company duly established under the laws of The Netherlands ("Philips"), and UNIPHASE CORPORATION, a corporation duly organized under the laws of the State of Delaware ("Uniphase"), UNIPHASE OPTO HOLDINGS, INC., a corporation duly organized under the laws of the State of Delaware ("OPTO Buyer"), and UNIPHASE INTERNATIONAL CV, a company duly established under the laws of The Netherlands ("Foreign Intangibles Buyer"; and collectively with Uniphase and, OPTO Buyer, and Foreign Intangibles Buyer, collectively, the "Uniphase Parties").

RECITALS

A. Philips Optoelectronics B.V., a company duly established under the laws of The Netherlands ("OPTO") is in the business of, among other things, designing, developing, manufacturing, marketing and selling optoelectronic components, modules and subsystems in the global telecommunications, cable television, multimedia and printing industries (such business of OPTO, the "Activity"). OPTO is a wholly-owned subsidiary of Philips.

B. Philips desires to sell and the Buyers desire to acquire OPTO and the Activity from Philips, upon the terms and conditions set forth in this Agreement and the other Sale Agreements.


NOW, THEREFORE, the parties agree as follows:


SECTION 1 DEFINITIONS

1.1. "Activity" shall have the meaning set forth in Recital A to this Agreement.

1.2. "Affiliate" means any and all Persons (other than OPTO) now or hereafter controlled by another Person; control meaning: (i) directly or indirectly holding more than fifty percent (50%) of the nominal value of the issued share capital, and/or (ii) directly or indirectly holding fifty percent (50%) or more of the voting power of the directors and/or (iii) otherwise having the power to direct the activities of such Person, but any such Person shall unless otherwise specifically provided be deemed an Affiliate only as long as such control or capacity to control exists.

1.3. "Agreement" means the present document and all of its Schedules and Exhibits.

1.4.  "Assets" shall have the meaning set forth in Section 5.6.

1.5. "Asset Sale Agreements" means, collectively, the U.S. Asset Sale Agreement and the Foreign Asset Sale Agreement.

1.6. "Asset Sale Closing" means the meeting held on the Asset Sale Closing Date at which the sale and purchase of the Intangible Assets is consummated.

1.7. "Asset Sale Closing Date" shall mean the Business Day immediately preceding the OPTO Closing Date.

1.8. "Average Closing Market Price" means the average last reported sales price on the NASDAQ National Market (as published in the Wall Street Journal, Eastern Edition) of one (1) share of Uniphase Common Stock over the ten
      (10) trading days ending on the trading day that is two (2) trading days prior to the Asset Sale Closing Date.

1.9. "Business Day" shall mean any day other than a Saturday or Sunday or any other day on which the banks in California, New York or The Netherlands are closed.

1.10. "Buyers" means, collectively, OPTO Buyer, and Foreign Intangibles Buyer.

1.11. "Certificate of Designation" means a Certificate of Designation setting forth the rights, privileges and preferences of the Uniphase Preferred Stock, in the form attached hereto as Exhibit A.

1.12. "Claim" shall mean any loss, cost, claim, liability or expense (including, without limitation, attorneys and consultants fees and costs).

1.13. "Closing" means the Asset Sale Closing or the OPTO Closing.

1.14. "Closing Date" means the Asset Sale Closing Date or the OPTO Closing Date.

1.15. "Closing Date Balance Sheet" means the balance sheet prepared by Philips, in accordance with Philips Accounting Policies, with respect to OPTO and the Activity as at the last Philips reporting day of the month immediately preceding the OPTO Closing Date.

1.16. "Closing Liabilities" means all liabilities set forth on the Closing Date Balance Sheet.

1.17. "Consideration" means (i) the number of newly issued shares of Uniphase Common Stock determined by dividing NLG 349,800,000 (converted to $U.S. at the currency exchange rate as of the close of business in New York on the Business Day that is two (2) Business Days immediately preceding the Asset Sale Closing Date, as published in the Wall Street Journal, Eastern Edition) by the greater of (a) Average Closing Market Price, and (b) U.S.$43.00, (ii) 100,000 newly issued shares of Uniphase Preferred Stock, and (iii) NLG 200,000, payable in immediately available funds.

1.18. "Dutch Philips Pension Fund" means the Philips' pension fund pursuant to which some or all of the OPTO Employees are members.

1.19. "Employee Benefit Plan" shall mean any and all bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, dental, life, disability or other insurance (whether insured or self-insured), supplementary unemployment or employment benefit, pension, retirement, registered retirement savings, supplementary retirement, change-in-control and any other employment benefit or compensation plan, program, agreement, arrangement, policy or practice (including any funding mechanism therefore which is now in effect which will be required in the future as a result of the transactions contemplated hereby), whether formal or informal, funded or unfunded, registered or unregistered, oral or written, which are maintained or contributed to or are required to be maintained, contributed to or provided by OPTO or Philips or any of Philips' Affiliates, under which any OPTO Employee, former employee or independent contractor (or any dependent of any such Persons) has any present or future right to benefits or compensation or under which OPTO has any present or future liability or obligation.

1.20. "Encumbrance" means all pledges, charges, liens, mortgages, security interests, pre-emption rights, options, restrictions, voting agreements and trusts, and any other encumbrances or third party rights or claims of any kind.

1.21. "Environment" means all or any of the following media, namely, the air, water and land; and the medium of air includes the air within buildings and the air within other natural or man-made structures above or below ground.

1.22. "Environmental Law" means all laws, common law, statutes, directives, regulations, notices, standards, codes of practice, guidance notes, judgments, decrees or orders whether of the European Community or any state or country relating to pollution, contamination or protection of the Environment or to the storage, labeling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of substances regarded as hazardous thereunder or otherwise regulated thereby including without limitation occupational safety and health matters.

1.23. "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

1.24. [Intentionally Omitted.]

1.25. "Fixed and Tangible Asset List(s)" means those certain lists, copies of which are attached hereto as Schedule 1.25, dated as of April 26, 1998, setting forth the loose plant, fixtures, furnishings, equipment and vehicles and other tangible assets of the Activity (other than inventory).

1.26. "Foreign Asset Sale Agreement" means that certain Asset Sale Agreement (Foreign Intangibles), dated the Asset Sale Closing Date, in the form attached hereto as Exhibit B, to be executed by Philips and the Foreign Intangibles Buyer.

1.27. "Foreign Intangible Assets" means the intangible assets of OPTO described on Schedule 1.27 attached hereto.

1.28. "Foreign Intangibles Buyer" shall have the meaning set forth in the preamble to this Agreement.

1.29. "GAAP" means generally accepted accounting practices as applied in The Netherlands.

1.30. "HSR Act" means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.31. "Indebtedness" means in relation to any Person, at any time, any indebtedness of that Person in respect of moneys borrowed or raised including without limitation:

      (a) money borrowed or raised (whether or not for a cash consideration) and premiums (if any) and accrued interest in respect thereof;

      (b) any guarantee provided or assumed to pay, discharge or otherwise take responsibility for the Indebtedness of any other Person;

      (c) bills of exchange, or promissory notes drawn, accepted or endorsed under any bill discounting or note purchase facility;

      (d) rental or hire payments under or in respect of any lease or hire purchase agreement;





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                                                                               5


      (e) the deferred purchase price of assets or services (other than credit obtained in the ordinary course of trading for a period not exceeding 90 days);

      (f) liabilities in respect of any derivative, foreign exchange, interest currency or commodity purchase or swap transactions or similar arrangements; or

      (g) any other transactions having the commercial effect of borrowing entered into by any Person to finance its operations or capital requirements.

1.32. "Intangible Assets" shall mean, collectively, the U.S. Intangible Assets and the Foreign Intangible Assets.

1.33. "Intellectual Property" means any patent, utility model, trademark, design right, database right, trade name, fictitious business name, service mark, copyright, maskwork, right in undisclosed or confidential information (including without limitation trade secret, know how and invention (whether or not patentable)), franchise, system, computer software, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset (whether registered or not) and applications for such rights as exist anywhere in the world.

1.34. "Knowledge" means, in respect of a particular fact, event or other matter, that the specified Person is actually aware or should have been aware after reasonable inquiry and investigation of such fact, event or other matter. With respect to Philips or the Uniphase Parties, Philips or the Uniphase Parties, as applicable, shall be deemed to have "Knowledge" of a particular fact, event or other matter if any manager, director or officer of such Party has Knowledge of such fact, event or other matter.

1.35. "Lease" shall mean those certain Leases, dated as of the OPTO Closing Date, in the form attached hereto as Exhibit C, to be executed by Philips and OPTO.

1.36. "Material Contracts" shall have the meaning set forth in Section 5.19.

1.37. "NLG" means Dutch Guilders.

1.38. "OPTO" shall have the meaning set forth in the Recitals to this Agreement.

1.39. "OPTO Buyer" shall have the meaning set forth in the preamble to this Agreement.

1.40. "OPTO Closing" means the meeting held on the Closing Date at which the sale and purchase of the OPTO Shares is consummated.

1.41. "OPTO Closing Date" means two (2) business days after the date on which all of the conditions set forth in Section 7 of this Agreement have been satisfied in full or waived in writing by the Party for whose benefit such conditions are provided.

1.42. "OPTO Employees" means all employees employed by OPTO and engaged in the Activity.

1.43. "OPTO Patents" shall mean all patents (including all pending invention disclosures) originated in the Activity as of the date hereof and as of the OPTO Closing Date.

1.44. "OPTO Shares" shall mean all of the issued and outstanding share capital of OPTO.

1.45. "Owner's Equity" shall mean the owner's equity reflected on the Closing Date Balance Sheet.

1.46. "Party" means any of the parties to this Agreement.

1.47. "Permit" is defined in Section 5.13.

1.48. "Person" means any individual, company, corporation, partnership, association, trust or other governmental entity, body, agency or authority.

1.49. "Philips" shall have the meaning set forth in the preamble to this Agreement.

1.50. "Philips Accounting Policies" means the accounting policies used by Philips for preparing its financial statements for the year 1997, as summarized in the 1997 Annual Report of Philips (pages 57 through 62) and as specified in further detail in the Philips Accounting Directives and Guidelines. The Philips Accounting Policies and the related Philips Accounting Directives have been prepared on a basis consistent with GAAP.

1.51. "Philips Collective Labour Agreement" means the collective labour agreement currently in effect, governing the collective bargaining rights of the OPTO Employees.

1.52. "Philips Director" means Willem Haverkamp or such other Person nominated by Philips and appointed and qualified, as set forth in the Stockholder Agreement.

1.53. "Philips Entities" shall mean Philips and any and all of Philips' Affiliates.

1.54. "Real Property" shall have the meaning set forth in Section 5.9.

1.55. "Sale Agreements" means, collectively, this Agreement, the Asset Sale Agreements, the Stockholder Agreement, the Lease, the Site Services Agreement, the Series A Preferred Agreement, the Certificate of Designation and all agreements, certificates and other documents executed or contemplated to be executed by any of the Parties in connection with the transactions contemplated hereby.

1.56. "SEC" means the United States Securities and Exchange Commission.

1.57. "Securities Act" means the United States Securities Act of 1933, as amended.

1.58. "Series A Preferred Agreement" shall mean that certain Series A Preferred Stock Conversion and Redemption Agreement, dated as of the OPTO Closing Date, in the form attached hereto as Exhibit D, to be executed by Philips and Uniphase.

1.59. "Site Services Agreement" shall mean that certain Site Services Agreement, dated as of the OPTO Closing Date, in the form attached hereto as Exhibit E, to be executed by Philips and OPTO.

1.60. "Stockholder Agreement" shall mean that certain Stockholder Agreement, dated as of the OPTO Closing Date, in the form attached hereto as Exhibit F, to be executed by Philips and Uniphase.

1.61. "Tax" means all forms of taxation, assessment, withholdings, duties, imposts, levies, social security contributions and rates (including, without limitation, all income taxes, capital gains taxes, transfer taxes, sales taxes and value added taxes) imposed by any local, municipal, governmental, state, federal, or other body in any country and any interest, penalty, surcharge or fine in connection therewith.

1.62. "Uniphase" shall have the meaning set forth in the preamble to this Agreement.

1.63. "Uniphase Common Stock" means Uniphase common stock, $0.001 par value.

1.64. "Uniphase Options" shall have the meaning set forth in Section 4.4.

1.65. "Uniphase Parties" shall have the meaning set forth in the preamble to this Agreement.

1.66. "Uniphase Preferred Stock" means Uniphase Series A Preferred Stock, as more particularly described in the Certificate of Designation.

1.67. "Uniphase SEC Documents" shall have the meaning set forth in Section
      4.5(i).

1.68. "U.S. Asset Sale Agreement" shall mean that certain Asset Sale Agreement (U.S. Intangibles), dated the Asset Sale Closing Date, in the form attached hereto as Exhibit G, to be executed by Philips and OPTO Buyer.

1.69. "U.S. Intangible Assets" means the intangible assets of OPTO described on
      Schedule 1.69 attached hereto.

1.70. "U.S. Intangibles Buyer" shall have the meaning set forth in the preamble to this Agreement.

1.71. "U.S.$" means United States dollars.

Unless the context otherwise requires, terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.




SECTION 2. PURCHASE AND SALE OF OPTO SHARES; INTANGIBLE ASSET SALE

2.1.  Basic Transaction.

      Subject to and in accordance with the terms of this Agreement and the other Sale Agreements:

      (i) At the Asset Sale Closing, Philips shall sell (a) the U.S. Intangible Assets to OPTO Buyer, and (b) the Foreign Intangible Assets to the Foreign Intangibles Buyer, in each case, free from all Encumbrances (other than solely the rights of third parties pursuant to licenses and other Material Contracts included in the Intangible Assets and listed on Schedule 5.19), pursuant to the terms and conditions of this Agreement and the Asset Sale Agreements. Uniphase shall procure that the OPTO Buyer and the Foreign Intangibles Buyer, as applicable, shall (x) execute and deliver the Asset Sale Agreements, and (y) perform their respective obligations to purchase the Intangible Assets pursuant to the terms of this Agreement and the Asset Sale Agreements; and

      (ii) Following consummation of the transactions described in clause (i) above and at the OPTO Closing, Philips shall sell the OPTO Shares to OPTO Buyer, free from all Encumbrances and together with all rights now or hereafter attaching thereto.

2.2.  Consideration.

      In consideration of the sales described in Section 2.1 above, the Uniphase Parties shall cause the Consideration, free from all Encumbrances, to be paid to Philips or any specified Affiliate thereof in the amounts and in the manner allocated pursuant to Schedule 2.2 attached hereto.


SECTION 3. CLOSING DATE DELIVERIES AND PAYMENT

3.1.  Closings.

      Subject to the fulfillment (or waiver) of the conditions specified in
      Section 7, each Closing shall take place on the applicable Closing Date at the offices of Philips in Amsterdam, The Netherlands, or at such other place as Philips and Uniphase may mutually agree.

3.2.  Transactions and Deliveries at the Asset Sales Closing.

      At the Asset Sale Closing:

      (i) Philips shall (a) execute and deliver the Asset Sale Agreements, (b) sell, assign and transfer the Intangible Assets to the applicable Buyer, free of all Encumbrances (other than solely the rights of third parties pursuant to licenses and other Material Contracts included in the Intangible Assets and listed on Schedule 5.19), in accordance with the terms hereof and the terms of the Asset Sale Agreements, and (c) execute any and all additional documents and take any and all actions reasonably requested by any of the Uniphase Parties in furtherance of the actions described in clause (a) and
            (b) above; and

      (ii) The applicable Uniphase Parties shall (and Uniphase shall procure that such Buyers shall) (a) execute and deliver the Asset Sale Agreements, and (b) pay to Philips the portion of the Consideration, as set forth on Schedule 2.2, payable by OPTO Buyer and the Foreign Intangibles Buyer in consideration of the transfer of the U.S. Intangible Assets and Foreign Intangible Assets, respectively, free from all Encumbrances, in the form of stock certificates evidencing such portion of the Consideration.

3.3.  Transactions and Deliveries at the OPTO Closing.

      At the OPTO Closing:

      (i) Philips shall take or cause to be taken all actions required to cause good, valid and marketable title to all of the OPTO Shares to vest in OPTO Buyer, free from all Encumbrances;

      (ii) Philips shall execute and deliver the Stockholder Agreement, the Lease, the Site Services Agreement and the Series A Preferred Agreement;

      (iii) Philips shall execute and deliver to Uniphase a certificate, executed by an officer of Philips, certifying (a) that all of the representations and warranties of Philips set forth herein are true, correct and complete in all material respects as of the OPTO Closing Date, as if made on such date, (b) that Philips has performed all covenants required to be performed by it pursuant to this Agreement prior to and as of the OPTO Closing Date, and (c) that, as of the date of the Closing Date Balance Sheet, the Owner's Equity is not less than NLG 34 million (without giving effect to any Tax consequences of the transactions described in Section 3.2 or on
            Schedule 3.3 attached hereto), and the Closing Liabilities consist only of (x) accounts payable (or accruals related thereto) incurred in the ordinary course of the Activity to Persons other than Philips or any of Philips' Affiliates, (y) accrued salaries and wages of the OPTO Employees not in excess of one pay period for any OPTO Employee, and (z) Indebtedness (contingent or otherwise) owed to Philips (or any of Philips' Affiliates) consisting solely of trade debt incurred in the ordinary course of business;

      (iv) Philips will cause all directors of OPTO to resign as directors and waive all rights to payment or compensation in connection with such resignations;

      (v) Philips shall execute and deliver any and all other documents and take all other actions reasonably required by the Uniphase Parties in furtherance of the transactions contemplated by this Agreement;

      (vi) the Uniphase Parties shall pay to Philips the portion of the Consideration, free from all Encumbrances, as set forth on Schedule 2.2, payable by OPTO Buyer in consideration of the transfer of the OPTO Shares, in the form of immediately available funds, and, as applicable, stock certificates evidencing such portion of the Consideration;

      (vii) OPTO shall execute and deliver the Lease and the Site Services Agreement;

      (viii) Uniphase shall execute and deliver the Stockholder Agreement and the Series A Preferred Agreement;

      (ix) Uniphase shall cause the Certificate of Designation to be filed in the Office of the Secretary of State for the State of Delaware;

      (x) Uniphase shall execute and deliver to Philips a certificate, executed by an officer of Uniphase, certifying (a) that all of the representations and warranties of the Uniphase Parties set forth herein are true, correct and complete in all material respects as of the OPTO Closing Date, as if made on such date, (b) that the Uniphase Parties have performed all covenants required to be performed by them pursuant to this Agreement prior to and as of the OPTO Closing Date, and (c) that the Consideration has been duly and validly authorised and issued, is fully paid and nonassessable;

      (xi) Uniphase shall cause the Philips Director to be nominated and appointed as a non-executive member of the Uniphase board of directors, as provided in the Stockholder Agreement;

      (xii) The Uniphase Parties shall execute and deliver any and all other documents and take all other actions reasonably required by Philips in furtherance of the transactions contemplated by this Agreement; and

      (xiii) The Parties will provide written evidence or certificates that (a) all internal corporate actions have been taken that are required to enter into this Agreement and the other Sale Agreements and that all necessary actions were taken to consummate the transactions contemplated herein and therein, including the approval of same, and
            (b) that the Persons signing this

            Agreement on behalf of the Parties are duly authorized to represent the respective Party and to enter into this Agreement and the other Sale Agreements on behalf of the respective Party.

3.4.  Closing Costs.

      Except as otherwise specifically provided in this Agreement, each Party shall be responsible for and pay all other costs and expenses incurred by such Party with respect to the transactions contemplated hereby.


SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE UNIPHASE PARTIES

Each of the Uniphase Parties, jointly and severally, represents to Philips that the following statements are true and correct.

4.1.  Organization of Buyer.

      (i) Each of the Uniphase Parties is a corporation or limited partnership duly organized and validly existing and in good standing, if applicable, under the laws of the jurisdiction of its formation. Uniphase has delivered to Philips a true, correct and complete copy of its Certificate of Incorporation and by-laws. Uniphase is not in default under any provision of such documents.

      (ii) None of the Uniphase Parties has filed (or has had filed against it) a petition in bankruptcy or insolvency, or is insolvent within the meaning of applicable laws, rules, regulations or similar requirements, and has not made any assignment in favor of its creditors or any class thereof, nor has any petition for a receivership or administration order been presented in respect of such Uniphase Party. None of the Uniphase Parties has initiated any proceedings with respect to a compromise or arrangement with its creditors or for the dissolution, liquidation or reorganization of such Uniphase Party, or the winding up or cessation of the business or affairs of such Uniphase Party. No receiver or administration receiver or liquidator has been appointed in respect of such Uniphase Party, or any of its assets and no execution or distress has been levied upon any of its assets.

4.2.  Authorization of Transaction.

      Each Uniphase Party has the requisite corporate or partnership power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as presently proposed to be conducted. Each Uniphase Party has full power and authority and has taken all corporate or partnership action necessary in order to execute and deliver each Sale Agreement to which it is a party and to perform its obligations thereunder. Each Sale Agreement constitutes or will on execution constitute the valid and legally binding obligation of the applicable Uniphase Party, enforceable in accordance with its terms and conditions.

4.3.  Noncontravention.

      Neither the execution and delivery of this Agreement or any other Sale Agreement to which any Uniphase Party is a party, nor the consummation or performance of any of the transactions contemplated hereby or thereby, will directly or indirectly (with or without notice or lapse of time):

      (i) contravene, conflict with or result in a violation of (x) any of the provisions of the certificates of incorporation, by laws, articles of association, partnership agreement or other organizational or governing documents of such Uniphase Party, or (y) any resolution adopted by the stockholders, managers, board of directors or partners of such Uniphase Party;

      (ii) contravene, conflict with or result in a violation of, or give any governmental authority, agency or body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any law to which such Uniphase Party or any of the assets of such Uniphase Party are subject;

      (iii) cause such Uniphase Party to become subject to, or to become liable for the payment of, any Tax, subject to any Tax required to be paid by any of the Uniphase Parties pursuant to the transactions described in Section 3.2 and on

             Schedule 3.3;

      (iv) contravene, conflict with or result in a violation or termination of any license, permit or other governmental authorization held by such Uniphase Party permit;

      (v) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of the contract, agreement or understanding pursuant to which such Uniphase Party is a party or by which its assets are bound;

      (vi) give any Person the right to (x) declare a default or exercise any remedy under any agreement or understanding pursuant to which such Uniphase Party is a party or by which its assets are bound, (y) accelerate the maturity or performance of any agreement or understanding pursuant to which such Uniphase Party is a party or by which its assets are bound, or (z) cancel, terminate or modify any agreement or understanding pursuant to which such Uniphase Party is a party or by which its assets are bound;

      (vii) except as contemplated hereby, give any Person the right to any payment by such Uniphase Party or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of such Uniphase Party in favor of any Person or entity, in any such case as a result of the change in control of such Uniphase Party, or otherwise resulting from the transactions contemplated hereby; or

      (viii) result in the imposition or creation of any Encumbrance upon or with respect to any asset of such Uniphase Party.

4.4.  Capitalization.

      As of April 30, 1998, the authorized capital stock of Uniphase consists of 50,000,000 shares of Uniphase Common Stock and 1,000,000 shares of preferred stock. As of April 30, 1998 (a) 34,902,938 shares of Uniphase Common Stock were validly issued and outstanding, and (b) no shares of preferred stock were issued or outstanding. As of April 30, 1998: (x) 6,271,609 shares of Uniphase Common Stock are subject to issuance pursuant to outstanding options to purchase shares of Uniphase Common Stock; and (y) 121,539 shares of Uniphase Common Stock are reserved for future issuance pursuant to Uniphase's Employee Stock Purchase Plan. (Stock options granted by Uniphase pursuant to Uniphase's stock option plans are referred to in this Agreement as "Uniphase Options.") Except for the Uniphase Options and Uniphase's Employee Stock Purchase Plan (and rights related thereto), as of the date of this Agreement, there is no: (1) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Uniphase; (2) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Uniphase; (3) stockholder rights plan (or similar plan commonly referred to as a "Poison Pill") or contract under which Uniphase currently is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. All outstanding shares of Uniphase Common Stock and all outstanding Uniphase Options have been, and all shares of Uniphase Common Stock and Uniphase Preferred Stock to be issued pursuant to this Agreement will be, issued and granted in compliance with all applicable securities laws and other applicable legal requirements.

4.5.  SEC Filings; Financial Statements.

      (i) Uniphase has delivered to Philips accurate and complete copies of each report, registration statement and definitive proxy statement filed by Uniphase with the SEC since June 30, 1997 (the "Uniphase SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (x) each of the Uniphase SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and
            (y) none of the Uniphase SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (ii)  The consolidated financial statements contained in the Uniphase SEC
            Documents: (x) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (y) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (z) fairly present the consolidated financial position of Uniphase and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Uniphase and its subsidiaries for the periods covered thereby.

4.6.  Absence of Certain Changes or Events.

      Since June 30, 1997: (i) to the Knowledge of the Uniphase Parties, there has not been any event that has had or may have a material adverse effect on the business, operations, finances or prospects of Uniphase; and (ii) Uniphase has not declared, accrued, set aside or paid any dividend or other distribution.

4.7.  No Vote Required.

      No vote of the holders of Uniphase Common Stock is required to authorize the transactions contemplated hereby.

4.8.  Consents.

      Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the Delaware General Corporation Law, the Exon Florio Amendment and the HSR Act, none of the Uniphase Parties is nor will be required to make any filing with or give any notice to, or to obtain any consent, approval or authorization from, any Person in connection with the execution, delivery or performance of this Agreement and the other Sale Agreements or the consummation of the transactions contemplated herein and therein.

4.9.  Valid Issuance.

      The Uniphase Common Stock and the Uniphase Preferred Stock to be issued hereunder will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

4.10. No Brokers.

      None of the Uniphase Parties has, nor will Philips acquire as a result of any act by any Uniphase Party, any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the other Sale Agreements.


SECTION 5. REPRESENTATIONS AND WARRANTIES CONCERNING OPTO AND THE BUSINESS

Philips hereby represents to each of the Uniphase Parties that the following statements are true and correct.

5.1.  Organization, Qualification and Corporate Power.

      (i) Each of Philips and OPTO is duly organized and validly existing under the laws of The Netherlands.

      (ii) Philips has delivered to Buyer a true, correct and complete copy of the articles of association and other organizational and governing documents of OPTO. OPTO is not in default under or in violation of any provision of any such documents.

      (iii) OPTO has the requisite corporate power and authority to own and operate its properties and assets (including, without limitation, the Activity) and to carry on its business as presently conducted and as presently proposed to be conducted.

      (iv) Philips has full power and authority and has taken all corporate action necessary in order to execute and deliver each of the Sale Agreements and to perform its obligations thereunder. Each of the Sale Agreements constitutes or will when executed constitute the valid and legally binding obligations of Philips enforceable in accordance with its terms and conditions.

      (v) OPTO has not filed (or has had filed against it) a petition in bankruptcy or insolvency, or is insolvent within the meaning of applicable laws, rules, regulations or similar requirements, and has not made any assignment in favor of its creditors or any class thereof, nor has any petition for a receivership or administration order been presented in respect of OPTO. OPTO has not initiated any proceedings with respect to a compromise or arrangement with its creditors or for the dissolution, liquidation or reorganization of OPTO, or the winding up or cessation of the business or affairs of OPTO. No receiver or administration receiver or liquidator has been appointed in respect of OPTO, or any of its assets and no execution or distress has been levied upon any of its assets.

      (vi) OPTO has no subsidiaries and OPTO has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest in, any Person.

5.2.  Capitalization.

      (i) The OPTO Shares consist of 140 shares of the ordinary share capital of OPTO, NLG 1,000 par value per share.

      (ii) The OPTO Shares have been validly issued and placed, Philips has full title to the Shares, free of Encumbrances and no share certificates evidencing the OPTO Shares are in existence.

      (iii) The OPTO Shares constitute all of the issued and outstanding shares in the capital of OPTO.

      (iv) There are no options, warrants or other rights exercisable for or rights to subscribe for or acquire shares of or rights of participation in OPTO, through conversion or otherwise; and there are in existence no agreements or instruments pursuant to which any other Person has any right to call for the transfer or issue of any shares in the capital of OPTO.

      (v) Neither Philips nor any of Philips' Affiliates has any obligation to transfer the OPTO Shares to a third party (with the exception of the obligations of Philips to OPTO Buyer arising out of this Agreement), or to create any Encumbrances in respect of the OPTO Shares.

      (vi)  The Shares have not been seized or attached.

      (vii) At the OPTO Closing, Philips shall have transferred or caused to be transferred to OPTO Buyer, and OPTO Buyer shall have acquired all of the OPTO Shares.

5.3.  Noncontravention.

      Except as set out in Schedule 5.3, neither the execution and delivery of this Agreement or any other Sale Agreement, nor the consummation or performance of any of the transactions contemplated hereby or thereby, will directly or indirectly (with or without notice or lapse of time):

      (i) contravene, conflict with or result in a violation of (x) any of the provisions of the articles of association or other organizational or governing documents of Philips or OPTO, or (y) any resolution adopted by the stockholders, managers or board of directors of Philips or OPTO;

      (ii) contravene, conflict with or result in a violation of, or give any governmental authority, agency or body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any law to which OPTO, the Activity or any of the Assets or the Intangible Assets are subject;

      (iii) cause OPTO to become subject to, or to become liable for the payment of, any Tax, subject to any Tax required to be paid by OPTO due to the transactions set forth in Section 3.2 or on Schedule 3.3;

      (iv) contravene, conflict with or result in a violation or termination of any Permit;

      (v) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of the Material Contracts;

      (vi) give any Person the right to (x) declare a default or exercise any remedy under any Material Contract, (y) accelerate the maturity or performance of any Material Contract, or (z) cancel, terminate or modify any Material Contract;

      (vii) Except as contemplated hereby, give any Person the right to any payment by OPTO or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of OPTO in favor of any Person or entity, in any such case as a result of the change in control of OPTO, or otherwise resulting from the transactions contemplated hereby; or

      (viii) result in the imposition or creation of any Encumbrance upon or with respect to the Activity, any Asset or any Intangible Asset.

5.4.  Consents.

      Except as set forth on Schedule 5.4, neither Philips nor any Philips Affiliate is required to make any filing with or give any notice to, or obtain any consent, approval or authorization from any Person in connection with the execution, delivery or performance of this Agreement and the other Sale Agreements are parties or the consummation or performance of any of the transactions contemplated hereby or thereby.

5.5.  Closing Date Balance Sheet.

      The Closing Date Balance Sheet will have been prepared in accordance with Philips Accounting Policies and audited by KPMG Peat Marwick, Philips' auditors, and prepared on a basis consistent with past practices. The Closing Date Balance Sheet will be complete and accurate in all respects and show a true and fair view of the assets and liabilities of OPTO and the Activity as of the date thereof on a basis consistent with Philips' Accounting Policies and the Fixed and Tangible Asset List.

      A copy of a summary of Philips Accounting Policies has been previously delivered to Uniphase.

5.6.  Assets.

      (i) Except as shown on Schedule 5.6, OPTO owns, or on the OPTO Closing Date will own, and has good, valid and marketable title to, or on the OPTO Closing Date, will have good, valid and marketable title to, all loose plant, fixtures, furnishings, equipment, vehicles, inventory and other tangible assets that are to be reflected on the Closing Date Balance Sheet (the "Assets"), free and clear of all Encumbrances, subject to changes in the Assets in the ordinary course of the Activity's business, consistent with past practices. The Closing Date Balance Sheet will include all of the tangible assets listed on the Fixed Tangible Asset Lists, subject to changes in the normal and ordinary course of business. That certain Fixed and Tangible Asset List that sets forth the budget numbers for the loose plant, fixtures, furnishings, equipment and vehicles of the Activity reflects the same items of tangible property that is set forth in that certain Fixed and Tangible Asset List that designated such tangible property by "tag" number. After giving effect to the Lease and the Site Services Agreement, the Assets constitute all of the fixed and other tangible assets necessary for the operation of the Activity, as the same is presently conducted and as the same is anticipated to be conducted. At the OPTO Closing, all right, title and interest in and to the Assets shall remain in OPTO, free and clear of all Encumbrances. OPTO does not own and has never owned any Real Property.

      (ii) All raw materials, work in progress and valuated finished goods and inventory of OPTO existing now and at the OPTO Closing Date meet and will meet applicable specifications to enable them to be sold in the ordinary course of business to a purchaser in accordance with OPTO's ordinary course pricing practices (allowing for negotiations). All such materials, work in process and finished goods that comprise the inventory for purposes of the Closing Date Balance Sheet will be reflected therein in accordance with Philips Accounting Policies.

      (iii) The Assets are capable of being used and have throughout their ownership by Philips and OPTO been maintained and serviced properly.

5.7.  Liabilities.

      As of the OPTO Closing Date, except for any Tax payable by OPTO due to the transactions described in Section 3.2 or on Schedule 3.3, OPTO shall have no liabilities or Indebtedness required by Philips Accounting Policies to be set forth on the Closing Date Balance Sheet other than liabilities and Indebtedness reflected in the Closing Date Balance Sheet, as the same shall be prepared in accordance with Section 9.4, and trade accounts payable (or accruals related thereto) incurred in the ordinary course of OPTO's business in a manner consistent with past practices during any period after the date of the Closing Date Balance Sheet and on or before the OPTO Closing Date.

5.8   Tax Matters.

      (i) All returns, computations, notices and information made or provided or required to be made or provided by Philips, OPTO or any of Philips' Affiliates in relation to OPTO or the Activity for any Tax purpose have been made or given within the requisite periods and on a proper basis and when made were true and accurate in all material respects and none of the foregoing Persons is likely to be the subject of any dispute with any Tax authority.

      (ii) No material deficiencies for taxes have been claimed, proposed, or assessed and made known to Philips, OPTO or Philips' Affiliates regarding OPTO or the Activity by any taxing or other governmental authority. OPTO has paid all Tax which it has become liable to pay and whose due date for payment fell on or before the date hereof and OPTO nor any director or officer thereof (in his capacity as such) has paid or become liable to pay any fine, penalty, surcharge or interest in relation to Tax.

      (iii) OPTO has no nor will it have any claim or liability to Tax arising in respect of any income, profits or gains earned, accrued or received on or before the OPTO Closing Date or as a result of any event occurring on or before the OPTO Closing Date other than Tax paid or discharged on or before the date of the Closing Date Balance Sheet, subject to any Tax payable by OPTO due to the transactions described in Section 3.2 or on Schedule 3.3, and subject to any Tax that accrues for periods prior to the OPTO Closing Date that is the result of actions taken by OPTO and/or Uniphase after the OPTO Closing Date;

            and for the purposes of this warranty reference to income, profits and gains earned, accrued or received on or before any Closing includes a reference to income, profits and gains which are deemed for any Tax purpose to have been earned, accrued or received on or before that Closing and reference to an event occurring on or before that Closing includes a reference to any act, transaction, omission, event or circumstance (whether or not Philips or any of Philips' Affiliates is a party thereto) occurring or existing, or deemed for any Tax purpose to have occurred or existed, on or before that Closing, including the entering into of this Agreement and that Closing.

      (iv) No act or transaction has been or will, on or before each Closing, be effected by Philips, OPTO or any of Philips' Affiliates or any other Person (including the sale of the OPTO Shares), in consequence of which OPTO or any Uniphase Party is or may be held liable for Tax primarily chargeable against some other Person and OPTO is not liable for Tax in respect of the income, profits or gains of any other Person.

      (v) Each Philips and OPTO in relation to the Activity has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it which it is obliged to make and has duly accounted in full to the appropriate authority for all amounts so deducted or withheld.

      (vi) Except as described on Schedule 3.3, OPTO has not entered into or been engaged in or been a party to any transaction or series of transactions or scheme or arrangement of which the main purpose or one of the main purposes was the avoidance, deferral or reduction in the amount, of any liability to Tax of OPTO, apart from having been a member of a larger fiscal unity or tax group in order to pool profits and losses arising in a particular tax jurisdiction.

      (vii) OPTO is not and has not at any time been liable to Tax in any place outside its jurisdiction of formation.

      (viii)All documents to which Philips, OPTO or Philips' Affiliates in relation to the Activity is a party or which form part of OPTO's title to any asset or in the enforcement of which OPTO is or may be interested and which are subject to registration, documentary or other registration taxes or duties have been duly registered and all applicable taxes or duties paid.

      (ix) OPTO, to the extent OPTO is engaged in making taxable supplies, is registered for value added tax purposes has complied fully in all material respects with all of its obligations relating to value added tax, maintains and has at all times maintained complete, correct and up to date records for the purposes of value added tax and has preserved such records in such form and for such periods as are required for value added tax purposes.

      (x) Philips and OPTO, in relation to the Activity, have properly operated all payroll deduction, social security, and other employer's deduction and contribution obligations by making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf and by duly accounting to the appropriate authority for all sums so deducted and for all other amounts for which it is required to account under the relevant contribution systems.

      (xi) Each of Philips and OPTO in relation to the Activity has complied in full in all material respects with all its reporting obligations to the relevant authorities in connection with benefits provided for any director or employee.

5.9. Real Property.

      (i) Schedule 5.9 is a complete and accurate list showing the location of all land, plants, warehouses, office buildings and other buildings and real property rented, leased or occupied by OPTO (the "Real Property").

      (ii) OPTO leases all of the Real Property from Philips or Philips' Affiliates pursuant to oral lease agreements and there are no written understandings relating to the same. OPTO is not in default under, and has promptly complied with its obligations under, the lease agreements regarding the Real Property, and, to Philips' Knowledge, no other party to such lease agreements is in default of such lease agreements.

      (iii) To the Knowledge of the Philips, there are no notices or claims made by governmental authorities of any violations of any applicable law, statute, ordinance, code, rule, regulation, zoning plan or standard relating to any of the Real Property.

      (iv) Except as stated in Schedule 5.9, OPTO is the only occupier and has exclusive rights of occupation of the Real Property and there are no leases, tenancies, licenses or other rights of occupation in favor of third parties (including Philips and Philips' Affiliates) affecting the same, apart from sharing arrangements, as contemplated by the Site Services Agreement.

      (v) True and accurate copies of all documents of or affecting the title of or to the Real Property occupied by OPTO has been delivered to Uniphase.

      (vi) To Philips' knowledge, the current use of the Real Property does not contravene any law, statute, ordinance, regulation or zoning plan relating to zoning, planning, health or safety.

      (vii) No construction, alteration, demolition, change of use or other action or omission has been carried out in relation to the Real Property which would require any consent under or by virtue of any law relating to zoning, use or real estate or planning without such consent having been properly obtained and any conditions or restrictions imposed thereon have been fully observed and performed.

     (viii) OPTO has not at any time assigned or otherwise disposed of any property, leasehold or otherwise, in respect of which any of them has a continuing liability (contingent or otherwise) for payment of rent and/or for any other liability.

      (ix) OPTO is not the guarantor of or surety for any other Person's liability (contingent or otherwise) for any obligations under any lease or tenancy or under any agreement relating to the assignment of any lease or tenancy.

5.10. Intellectual Property.

      (i)   Schedule 5.10(a) lists all of the OPTO Patents.

      (ii) The Philips Parties have taken reasonable measures and precautions to protect the confidentiality and value of the OPTO Patents and all other Intellectual Property used by OPTO or the Activity.

      (iii) All OPTO Employees and all former employees of OPTO or Philips (relating to the Activity) are bound by confidentiality and protection of proprietary information provisions, which provisions are included in the Philips Collective Labour Agreement.

      (iv) To the Knowledge of Philips and except as set forth on Schedule 5.10(a), OPTO and the Activity are and have at all times in the past been operated and conducted without infringement or claim of infringement of any Intellectual Property of any other Person, and no facts, events or circumstances have occurred which may give rise to any such claim of infringement. None of Philips or any of Philips' Affiliates has received any notice or other communication (in writing or otherwise) of any infringement by OPTO or the Activity of any Intellectual Property owned or used by any other Person. Philips is not aware that any other Person is infringing, and Philips is not aware that any Intellectual Property owned or used by any other Person infringes or conflicts with, any Intellectual Property owned by OPTO or incorporated into any of the products of the Activity.

      (v) To the Knowledge of Philips, except as set forth on Schedule 5.10(b), neither the execution, delivery nor the performance of this Agreement or the other Sale Agreements will cause OPTO and/or the Activity to lose any license rights to the Intellectual Property of any third party that are necessary in order to operate the Activity or conduct the business of OPTO as presently conducted, or as currently proposed to be conducted by Philips, without infringement of such third party Intellectual Property. Notwithstanding the foregoing, no representation is made by Philips as to the effect of the consummation of the transactions contemplated hereby on the current written cross-licenses between Philips and third parties.

      (iv) Philips owns all of the OPTO Patents, and owns all of the other Intellectual Property sold or licensed by OPTO to third parties, in each case, free and clear of all Encumbrances (except solely as provided in the Material Contracts listed on Schedule 5.19). Philips is not aware that the Intellectual Property identified in Schedule 5.10(a), or otherwise required to be transferred pursuant to the Sale Agreements, does not constitute all of the Intellectual Property necessary to enable OPTO to conduct the Activity in the manner currently conducted and as the same is currently anticipated to be conducted by Philips.

5.11. Litigation and Claims.

      (i) There are no outstanding suits, arbitrations, mediations or other proceedings (whether judicial, administrative, regulatory, extra-judicial or otherwise) by any Person against OPTO, the Activity or the assets of OPTO. OPTO is not engaged in or a party to any civil, criminal or administrative litigation or dispute (including, without limitation, arbitration and mediation proceedings), none is pending or threatened in writing and to Philips' Knowledge no facts are known which make such litigation or dispute to be expected.

      (ii) Without limiting Section 5.11(i) above, no Claim has been made by any Person as a result of any defect or deficiency or claimed defect or deficiency in any product manufactured, assembled or sold by OPTO, or Philips or any of Philips' Affiliates (with respect to the Activity), including any such matter arising or incurred based on any theory of product liability, however expressed.

5.12. Employees and Employee Benefit Plans.

      (i) A complete and accurate listing of the OPTO Employees, together with their salaries, bonus schedules, entitlements, and benefits, is attached as

            Schedule 5.12(a).

      (ii) No material salary or bonus increases have been committed to the OPTO Employees since the date of the Financial Statements.

      (iii) There are no disputes with any of the OPTO Employees or any trade union or other organization; nor has, to the Knowledge of Philips, such a dispute been threatened or notified.

      (iv) No OPTO Employee has any right or expectation to be paid any early retirement or severance payment or benefit granted or the cost of which is funded or met by OPTO.

      (v) Apart from Messrs. Griede, Irijanan, Brans and Van de Heuvel, OPTO does not employ or have the benefit of any secondment arrangement in relation to an employee of another Philips' Affiliate under which either the employee has a right to return to the other Philips' Affiliate or the employee has expatriate salary or other benefits.

      (vi) Apart from the Philips Collective Labour Agreement, a copy of which has previously been provided to Uniphase, OPTO is not a party to or subject to any collective bargaining agreements with any trade union or collective bargaining agent representing any of the OPTO Employees or any other Persons.

      (vii) To Philips' Knowledge, no OPTO Employee is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, OPTO, and to Philips' Knowledge the continued employment by OPTO of the OPTO Employees, will not result in any such violation. Philips has not received any notice alleging that any such violation has occurred. Philips has no Knowledge that any manager, director or key employee, or that any group of key employees, intends to terminate his, her or their employment with OPTO, nor, except as otherwise specifically provided herein, does OPTO have a present intention to terminate the employment of any officer, key employee or group of key employees.

      (viii)Schedule 5.12(b) attached hereto contains a true and complete list of all Employee Benefit Plans. Philips has provided to the Purchaser current, accurate and complete copies of each written Employee Benefit Plan or, where oral, a written description of the terms thereof, as amended to date, together with the most current funding agreements and summary plan descriptions relating to each such Employee Benefit Plan including, without limitation, the most current copies of booklets or manuals prepared for or circulated to employees with respect to any of the Employee Benefit Plans.

      (ix) Each Employee Benefit Plan is now and will be fully funded for all periods prior to the OPTO Closing Date. Without limiting the foregoing, all contributions to each of the Employee Benefit Plans in respect of periods of service or benefits accrued prior to the Closing Date have been or will have been made on an accrual basis up to the OPTO Closing Date, notwithstanding that such contributions may not be due and owing until after the OPTO Closing Date.

      (x) No promises or commitments have been made by OPTO or Philips, or any of their employees, consultants or former employees or consultants to amend any Employee Benefit Plan or to provide increased benefits thereunder.

      (xi) Each Employee Benefit Plan is, and has been, administered in all material respects in accordance with the terms thereof, any collective agreements and applicable laws. All obligations under the Employee Benefit Plans have been satisfied, to the extent required by the terms thereof or applicable laws.

      (xii) Each Employee Benefit Plan is in good standing under and in compliance with all applicable laws and there are no outstanding material defaults or violations by the Philips or OPTO in connection with any Employee Benefit Plan, and no order has been made or notice given requiring (or proposing to require) the OPTO or any others to take or refrain from taking any action in respect of any Employee Benefit Plan. All material returns, filings, reports and disclosures relating to the Employee Benefit Plans required pursuant to the terms thereof or applicable laws have been made, filed or distributed in accordance with all such requirements and all filing fees and levies imposed on the Employee Benefit Plans by any regulatory authorities or applicable laws have been made or remitted on a timely basis.


      (xiii) No actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), commands, investigations, arbitrations or other proceedings have been commenced or threatened in respect of any of the Employee Benefit Plans or its assets.

      (xiv) None of the Employee Benefit Plans provides benefits to employees following their retirement. No Employee Benefit Plan exists that could result in the payment to any employee of any money, benefits or other property or accelerate or increase the funding requirements for any Employee Benefit Plan, in each case as a result of the transactions contemplated hereby.

      (xv) There are no employment policies or plans, including policies or plans regarding incentive compensation, stock options, severance pay or other terms or conditions of employment or terms or conditions upon which Employees may be terminated, which are binding upon OPTO.

      (xvi) OPTO has been and is being operated in full compliance with all legal requirements relating to employees, including employment standards, occupational health and safety, pay equity and employment equity. There have been no complaints under such laws against Philips or OPTO.

      (xvii) There are no complaints nor are there any threatened complaints, against OPTO or Philips, before any employment standards branch or tribunal or human rights tribunal. To Philips' Knowledge, nothing has occurred which might lead to a complaint against Philips or OPTO, under any human rights legislation or employment standards legislation. There are no outstanding decisions or settlements or pending settlements under the employment standards legislation which place any obligation upon OPTO, to do or refrain from doing any act.

      (xviii) There is no strike or lock out occurring or threatened affecting
              OPTO or the Activity.

      (xix) OPTO has no unresolved employee grievances or pending arbitration cases outstanding. OPTO has no serious labour problems that might materially affect the value of OPTO or lead to an interruption of its operations at any location.

      (xx) Except as set forth on Schedule 5.12(a), OPTO employs no independent contractors or consultants, and there are no Persons (other than the OPTO Employees) necessary to conduct the Activity, as the same is presently conducted and anticipated to be conducted in the future.

5.13. Permits.

      (i) To Philips' Knowledge, all permits, permissions, easements, wayleaves, concessions, authorizations, licenses, consents and exemptions (collectively "Permits") required to operate OPTO and the Activity as presently conducted, all of which are listed on Schedule
            5.13 attached hereto, have been obtained and are in full force and effect and the operation of the Activity does not contravene and has not contravened the conditions of any Permits, and to the Knowledge of the Philips Parties none of the Permits held directly by OPTO will be withdrawn, revoked or cease to apply as a result of the transactions contemplated by this Agreement, save as set out in
            Schedule 5.13.

      (ii) Philips has no Knowledge why the Uniphase Parties should not be able to obtain or renew any of the Permits referred to in clause (i) above upon proper submission by the applicable Uniphase Parties of applications therefor to the appropriate governmental or other body; however, Philips does not warrant such grant by the applicable governmental body. Philips has no Knowledge of any circumstances relating to the Uniphase Parties' proposed ownership or use of the Activity in the same manner as currently used by OPTO which would require the Buyers to obtain any Permit in addition to those referred to in Schedule 5.13.

5.14. Environmental Conditions

      (i) To Philips' Knowledge, Philips and OPTO have at all times conducted the Activity in compliance with, and have not committed any act or failed to act in any way which gave or will give rise to any liability or obligation under, Environmental Laws, including permits, concessions, regulations and zoning plans.

      (ii) There is no lawsuit, proceeding or investigation, nor has there been issued any order or measure from any competent authorities relating to Environmental Laws or liabilities in respect thereof commenced or, to Philips' Knowledge, pending against Philips or OPTO in relation to the Activity or threatened against or affecting same.

      (iii) To Philips' Knowledge, at the locations where OPTO or Philips conducts or has conducted the Activity or will conduct the Activity:

            (a) there is and will be at the OPTO Closing Date no contamination of the soil (including the subsoil and groundwater);

            (b) nor is there nor have there ever been any air emissions, noise levels or water discharges in excess of permit limits or except as otherwise allowed by applicable law or regulation;

            (c) nor is there or has there ever been any storage, processing or disposal of any waste or waste water in contravention or in excess of permit limits or except as otherwise allowed by applicable law or regulation; and

            (d) nor is there or has there ever been any storage, processing or disposal of substances, including dangerous substances, chemicals, such as arsenics, in contravention or in excess of permit limits or limits based on Environmental Laws, nor has Philips ever infringed any obligation based on Environmental Laws with respect to the storage, processing or disposal of substances. The present use of arsenics at the Activity does not require an external safety report.

      (iv) To Philips' Knowledge, OPTO has no liability, contingent or actual, with regard to the condition of or presence of any waste or other contaminant in, under or on any property which is not currently occupied by it nor with regard to any waste or other by-product disposed of by it.

5.15. Brokers' Fees.

      None of OPTO, Philips or any of Philips' Affiliates has, nor will OPTO or any Uniphase Party acquire as a result of any act by any Philips' Affiliate, any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the other Sale Agreements.

5.16. Insurance.

      OPTO has insurance coverage which, given the size and nature of its business, is consistent with Philips' policy regarding such matters. All policies of insurance providing coverage to OPTO are in full force and effect but such coverage shall be terminated at the OPTO Closing Date.

5.17. [Intentionally Omitted]

5.18. Compliance with Laws.

      To Philips' Knowledge, each of Philips and OPTO has conducted the Activity in all material respects in accordance with all applicable laws, regulations and other requirements of each governmental body having authority over same, including without limitation all applicable competition and anti-trust laws and rules, and has not acted nor failed to act in any way which has given or will give rise to any violation of or liability under any of such laws, regulations or requirements. There are no contracts or obligations, agreements, arrangements or concerted practices to which OPTO is a party, and there are no practices in which OPTO is engaged, which are void, illegal, unenforceable, registrable or notifiable under or which contravene any anti-trust or similar legislation anywhere in the world.

5.19. Material Contracts.

      (i) Schedule 5.19 attached hereto lists all Material Contracts. For the purpose hereof, the term "Material Contracts" means all of the following: (i) all outstanding licenses or other agreements between OPTO and its customers (including, without limitation, all such licenses and agreements relating to the sale or license of OPTO's products), (ii) all other licenses or other agreements pursuant to which OPTO licenses or has otherwise agreed to transfer, license or assign any right, title or interest in or to Intellectual Property owned or used by OPTO or the Activity, (iii) all other licenses or other agreements pursuant to which OPTO licenses or otherwise receives from another Person or entity any Intellectual Property of such other Person or entity,
            (iv) all employment or consultant contracts between OPTO and its employees and consultants, (v) all collective bargaining agreements and other labor agreements affecting OPTO or any of the OPTO Employees, (vi) all other agreements or understandings between OPTO and Philips or any of Philips' Affiliates, all of which, at Uniphase's election shall be terminated, with no further liability to OPTO, prior to the OPTO Closing Date, (vii) all instruments and other agreements evidencing, securing or otherwise relating to any debt of OPTO, if any, (viii) all real property leases pursuant to which OPTO is a party, (ix) all insurance policies held by OPTO, and
            (x) all other contracts, agreements, instruments, documents, and understandings which (1) involve future payments, performance of services or delivery of goods or materials to or by OPTO of an aggregate amount or value in excess of NLG 100,000, or (2) are material to OPTO or the Activity. Philips has previously delivered to Uniphase copies of all of the Material Contracts.

      (ii) To Philips' Knowledge, each Material Contract is valid and in full force and effect, and is enforceable by OPTO in accordance with its terms.

      (iii) OPTO is not in material default under any Material Contract and, to Philips' Knowledge, no other Person or entity has defaulted under any Material Contract.

5.20. Grants.

      No act or transaction has been effected by Philips, OPTO or any of Philips' Affiliates including the sale of the OPTO Shares in consequence of which:

      (i) OPTO is or could (under the terms of the grant or equivalent) be liable to:

            (a) refund the whole or part of any investment grant from any government or quasi-governmental body or other grant received by virtue of any law;

            (b) repay in whole or in part any central or local governmental authority loan;

            (c) lose the benefit of any financial concession accorded to OPTO by any authority; or


      (ii) to the Knowledge of Philips, any grant for which application has been made on behalf of OPTO will or may not be paid or will or may be reduced pursuant to the present practice of the appropriate authority;

      and accurate details of all such grants and loans are contained on
      Schedule 5.20 attached hereto.

5.21. Conduct of Activity.

      Since the incorporation of OPTO:

      (i) there has been no interruption or alteration in the nature, scope or manner in the Activity, and the Activity has been carried on in the ordinary and usual course of business so as to maintain the same as a going concern;

      (ii)  no material customer or supplier has:

            (a) indicated that it is likely to cease trading with or supply to OPTO;

            (b) indicated that it is likely to reduce materially its trading with or supplies to OPTO;

            (c) indicated that it is likely to change materially the terms upon which it is prepared to trade with or supply OPTO (other than normal price and incidental changes);

      (iii) OPTO has continued to pay its creditors in the ordinary course of business;

      (iv) save for financing extended by Philips or its Affiliates to OPTO, all of which financing is disclosed on Schedule 5.19, OPTO has not repaid any loan capital in whole or in part nor has any become bound or liable to be called upon to repay prematurely any loan capital or borrowed monies;

      (v) OPTO has not, except in the ordinary course of business, acquired, sold, transferred or otherwise disposed of any assets of whatsoever nature, other than as set forth on Schedule 3.3;

      (vi) OPTO has not cancelled, waived, released or discontinued any rights, debts or claims other than in the ordinary course of business;

      (vii) save as set forth in the purchase orders listed on Schedule 5.19 and as described on Schedule 3.3, OPTO has not incurred any capital expenditure or made any capital commitment of an amount in excess of NLG 500,000 or disposed of any fixed assets having a value of more than NLG 500,000 in aggregate;

     (viii) OPTO has not hired or dismissed any employee earning an annual rate of remuneration, including fringe benefits, in excess of NLG 200,000;

      (ix) no dividends, bonuses or other distributions have been declared, paid or made in respect of any of the OPTO Shares;

      (x) OPTO has not undergone any capital reorganization or change in its capital structure;

      (xi) OPTO has not made any purchase or sale or introduced any method of management or operation in respect of the Activity, undertaking or assets except in a manner consistent with proper prior practice; and

      (xii) neither Philips nor any of its Affiliates has agreed to take any of the actions described in clauses (iii) through (xi) above.

5.22. Material Adverse Change.

      To Philips' Knowledge, since the date of incorporation of OPTO, there has not been any material adverse effect on the business, operations, finances or prospects of OPTO or the Activity.

5.23. Accounts Receivable and Accounts Payable.

      (i) All accounts receivable of OPTO represent valid and binding obligations of OPTO's customers entered into in the ordinary course of business. All such accounts receivable will be collected in full (without any counterclaim or setoff) in the ordinary course of business, subject solely to the reserve for doubtful accounts as set forth in the Closing Date Balance Sheet. Notwithstanding anything to the contrary set forth in this Agreement, the aggregate liability of Philips due to the failure of all or any portion of such accounts receivable to be so collected and the failure of Philips representations regarding inventory at Section 5.6(ii) hereof shall be reduced by the aggregate amount of all payments received by OPTO from the applicable customers in reduction of such doubtful accounts (net of all costs and expenses incurred by OPTO to collect the same).

      (ii) All accounts payable of OPTO were incurred in the ordinary course of business and represent arms-length obligations of OPTO.


SECTION 6. PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the signing of this Agreement and each Closing.

6.1.  General.

      Each Party will use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the respective closing conditions set forth in Section 7 below).

6.2 Consents and Notifications.

      (i) Promptly after execution hereof, Philips and OPTO will file (and Philips will cause OPTO to file) any notification and report forms and related material that Philips and/or OPTO may be required to file with any governmental authority (including, without limitation, all filings and notifications under the HSR Act), will use its best efforts to obtain (and Philips will cause OPTO to use its best efforts to obtain) the expiration or early termination of the applicable waiting period (or any extension thereof) for any required pre-acquisition or pre-merger notice to such authority, and will make (and Philips will cause OPTO to make) any further filings, including the submission of any additional information or documentary material, pursuant thereto that may be necessary in relation to such pre-acquisition or pre-merger notices and filings.

      (ii) Prior to each Closing, Philips will (a) notify any and all Persons required to be notified by Philips in connection with the transactions to be consummated at such Closing, and (b) obtain any and all consents identified on Schedule 5.4 as required to be obtained by Philips prior to such Closing. From and after the OPTO Closing, Philips shall continue diligently to use its reasonable efforts to obtain all other consents identified on Schedule 5.4.

      (iii) Promptly after execution hereof, Uniphase and the Buyers will file (and Uniphase will cause the Buyers to file) any notification and report forms and related material that Uniphase and/or the Buyers may be required to file with any governmental authority (including, without limitation, all filings and notifications under the HSR
            Act), will use its best efforts to obtain (and Uniphase will cause the Buyers to use their best efforts to obtain) the expiration or early termination of the applicable waiting period (or any extension thereof) for any required pre-acquisition or pre-merger notice to such authority, and will make (and Uniphase will cause the Buyers to make) any further filings, including the submission of any additional information or documentary material, pursuant thereto that may be necessary.

      (iv) Prior to each Closing, the Uniphase Parties will (a) notify any and all Persons required to be notified by the Uniphase Parties in connection with the transactions to be consummated at such Closing, and (b) obtain any and all consents required to be obtained by the Uniphase Parties in connection with the transactions to be consummated at such Closing.

6.3.  Trade Unions and Works Counsel.

      Without limiting any of the obligations of Philips pursuant to Section 6.2, prior to the Asset Sale Closing, Philips shall have (i) complied with all laws, rules and regulations of the Dutch Works Council Act applicable to the transactions contemplated by this Agreement and the other Sale Agreements, and (ii) obtained any and all approvals and consents required to be obtained therefrom and from any and all trade unions representing any of the OPTO Employees.

6.4.  Operation of the Activity.

      OPTO will not and Philips will not cause or permit OPTO to engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the ordinary course of the Activity (except as described on Schedule 3.3), as the same is currently conducted or to do anything which would cause a material breach of the representations and warranties contained in Section 5.21, as if such representations and warranties were made at the time of such action or inaction. Philips shall cause OPTO to keep OPTO, the Activity and the Assets intact, including OPTO's physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and the OPTO Employees. Without limiting the generality of the foregoing, and except as approved in writing by Uniphase in advance, prior to the OPTO Closing, Philips will procure that OPTO: (a) will not enter nor allow to be entered into any agreements or commitments relating to the Activity (except as described on Schedule 3.3), except on commercially reasonable terms and in the ordinary course of business; (b) without limiting clause (a), will not enter into any license or otherwise grant any rights with respect to any of the Assets or the Intangible Assets other than in the connection with sales of products of the Activity in the ordinary course (except as described on Schedule 3.3); and (c) will not declare, make or pay nor allow to declared or paid any dividend or other distribution with respect to any of the OPTO Shares or other payment to Philips (other than for trade payables incurred in the ordinary course of OPTO's business consistent with past practice).

6.5.  Ownership of Assets.

      Philips shall ensure that (i) at each Closing, OPTO owns the Assets, and
      (ii) with respect to the Intangible Assets (including without limitation, all of the OPTO Patents), good, valid and marketable title to all of the Intangible Assets are transferred to the applicable Buyer at the Asset Sale Closing.

6.6.  Owner's Equity and Liabilities.

      Philips shall ensure that at each Closing, (i) the Owner's Equity is not less than NLG 34 million (without giving effect to any Tax consequences of the transactions described in Section 3.2 or on Schedule 3.3), and (ii) Closing Liabilities shall consist only of (a) accounts payable incurred in the ordinary course consistent with past practice to Persons other than Philips or any of Philips' Affiliates, (b) accrued salaries and wages of the OPTO Employees, at the same rates and levels as in effect as of the date hereof, not in excess of one pay period for any OPTO Employee, and
      (c) trade Indebtedness owed to Philips or its Affiliates, incurred in the ordinary course consistent with past practice.

6.7.  Notice of Developments.

      Each Party will give prompt written notice to the other of any material development affecting the financial or other condition of such Party or, with respect to Philips' obligations under this Section 6.7, the Activity.

6.8.  [Intentionally Omitted].

6.9.  OPTO Patents.

      Prior to the Asset Sale Closing Date, at Uniphase's election, Uniphase may notify Philips in writing of a patent attorney/agent to whom the relevant files for the OPTO Patents shall be transferred at such Closing, in which event, Philips shall cause such transfers to occur at the Asset Sale Closing. Any and all costs incurred in connection with (x) the transfer and the change of registration of the OPTO Patents by Philips as herein provided, and (y) the maintenance of the OPTO Patents after the Asset Sale Closing Date (including, without limitation, procedural/prosecution fees, patent attorney/agent fees and patent maintenance fees), shall be borne by the Uniphase Parties.


SECTION 7. CONDITIONS TO OBLIGATIONS TO CLOSE

7.1. Conditions to Obligation to Close of Uniphase Parties to be Satisfied at each Closing.

      The obligation of the Uniphase Parties to consummate the transactions to be performed by them in connection with the Closings is subject to satisfaction (or waiver in writing in Uniphase's sole and absolute discretion) of the following conditions:

      (i) the representations and warranties set forth in Section 5 shall be true and correct in all material respects at and as of each Closing Date, as if made on such dates;

      (ii) Philips shall have performed and complied with all of its covenants to be performed prior to each Closing; and

      (iii) Philips shall have received all of the authorizations, consents and approvals of governments and governmental agencies identified on
            Schedule 5.4 as required to be obtained by Philips prior to each Closing; and

      (iv) Philips shall have obtained in form and substance reasonably satisfactory to Uniphase all Permits the obtaining of which is material to the continuation of the Activity as presently conducted and which are identified in Schedule 5.13 as being material by designation with an asterisk.

7.2.  Conditions to Obligation to Close of Philips.

      The obligations of Philips to consummate the transactions to be performed by it in connection with the Closings is subject to satisfaction (or waiver in writing in Philips' sole and absolute discretion) of the following conditions:

      (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of each Closing Date, as if made on such dates;

      (ii) the Uniphase Parties shall each have performed and complied with all of their respective covenants to be performed prior to each Closing; and

      (iii) the Uniphase Parties shall have received the authorizations, consents and approvals of governments and governmental agencies required to be obtained by such Persons in connection with the transactions contemplated hereby.


SECTION 8. OPTO EMPLOYEES

8.1.  Retention of OPTO Employees.

      The Parties acknowledge that all OPTO Employees identified on Schedule 5.12(a) will transfer by operation of law at the OPTO Closing. Notwithstanding the foregoing, Philips shall pay and be responsible for all salaries, wages and other compensation, and all severance, sick leave or other benefits (including, without limitation, all benefits provided for in the Employee Benefit Plans) owed by OPTO and accrued with respect to periods prior to the OPTO Closing Date.

8.2.  Pension Obligations.

      Philips shall ensure that, on the OPTO Closing Date, all obligations of the Philips Parties to the OPTO Employees pursuant to the Employee Benefit Plans are fully-funded and otherwise in full compliance with applicable law. Without limiting the foregoing, Philips shall ensure that, on the OPTO Closing Date, each OPTO Employee shall have a fully-paid up pension policy (entitling such OPTO Employee to a deferred pension) pursuant to the Dutch Philips Pension Fund covering the period during which such OPTO Employee was a member of the Dutch Philips Pension Fund, all in accordance with the terms and conditions of the

      Dutch Philips Pension Fund. Philips has provided Uniphase with a true, correct and complete copy of the Dutch Philips Pension Fund organizational and governing documents.

8.3.  Collective Bargaining Agreement.

      The Parties acknowledge that, effective on the OPTO Closing Date, the OPTO Employees will not be covered by the Philips Collective Labour Agreement. The Philips Parties shall cooperate with the Uniphase Parties in good faith to procure a collective labour agreement, satisfactory to the Uniphase Parties, with respect to the OPTO Employees after the OPTO Closing Date.

8.4.  Transfer Expenses.

      All costs and expenses relating to the agreements of the Parties under this Section 8 shall be borne by the Uniphase Parties, other than Philips' obligations pursuant to Section 8.2, which shall be borne by Philips.


SECTION 9. POST-CLOSING COVENANTS

The Parties agree as follows with respect to matters arising following each Closing.

9.1.  General.

      In case at any time after any Closing any further action is necessary to
      (i) perfect the transfer of ownership of the Consideration, the Intangible Assets or the OPTO Shares or the implementation in full of any of the Sale Agreements, or (ii) obtain any authorization, approval or consent of any Person required to consummate the transactions contemplated hereby (and which consent, authorization or approval was not required to be obtained prior to such Closing pursuant to the terms hereof), each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below), except with respect to the obtaining of consents described in clause (ii) above, the cost of which shall be borne by the Party required to obtain such consent. In particular, but without limiting the generality of the foregoing, if it becomes apparent that any tangible or intangible asset used by OPTO or the Activity or required for use in the Activity is owned by Philips or any of Philips' Affiliates, Philips will or will procure that Philips' Affiliate will either transfer ownership of such asset to the relevant Buyer without charge or allow the relevant Buyer use of such asset indefinitely free of charge for the purposes of such Buyer's business; provided that the foregoing shall not apply to any of the assets on properties to be leased or otherwise made available to OPTO and/or Uniphase pursuant to the Lease or the Site Services Agreement.

9.2   Intellectual Property Rights and Obligations.

      (i) After the OPTO Closing, subject to Section 9.3, Philips and, subject to the next sentence, Philips' Affiliates, shall have the nonexclusive, worldwide, royalty-free right to use the OPTO Patents, and the transfer of the OPTO Patents shall be further subject to Philips' commitments with respect to the same (which commitments consist solely of certain cross-licenses and Philips' obligations under the European R&D projects disclosed on Schedule 5.3) accruing prior to the date hereof. Notwithstanding the foregoing, if at any time any Philips Affiliate ceases to be a Philips Affiliate, the license rights provided in this Section 9.2(i) with respect to such Person shall immediately terminate and be of no further force or effect. Without Uniphase's prior written consent (which consent shall not be unreasonably withheld in the case of a sale by Philips of a product line or business division to Persons not competitive with Uniphase or its Affiliates), such license rights shall not be assignable, sublicensable or otherwise transferable, in whole or in part (by operation of law or otherwise).


      (ii) Philips shall use reasonable endeavors, in cooperation with Uniphase, to ensure that, from and after the OPTO Closing Date, OPTO may continue to use all software used in the Activity. OPTO shall assume and be responsible for all costs in connection with license renewals for such software from and after the OPTO Closing Date as well as the maintenance costs of such licenses from and after the OPTO Closing Date.

      (iii) After the OPTO Closing Date, OPTO shall no longer be entitled to use the "Philips" trademark (whether the "Philips" shield emblem or the word mark "Philips"), nor shall OPTO be entitled to use the trade name "Philips" (or "Phil" or "Phili" or any derivative thereof). Notwithstanding the foregoing, OPTO shall, for a period of one (1) year from and after the OPTO Closing Date, be entitled to use the "Philips" trade name or shield emblem, in a manner reasonably pre-approved by Philips, on remaining product manuals and packaging materials manufactured by or for OPTO prior to the OPTO Closing Date. Prior to the OPTO Closing Date, Philips shall procure that the trade name of OPTO be modified in such a manner that it no longer includes the name "Philips" (or any name including the elements "Phil" or "Phili") and shall effect such name change as requested by Uniphase in the relevant trade register.

      (iv) Subject to Section 9.2(iii), neither Philips nor any of Philips' Affiliates shall, at any time from and after the OPTO Closing, assert against any of the Uniphase Parties, or any of their subsidiaries or Affiliates (and/or their respective customers), any patents owned or used by Philips or any of Philips' Affiliates, to the extent that such patents are used or incorporated in the design, manufacture, marketing, sale or use of any products (including all improvements or enhancements made to such products after the OPTO Closing Date, to the extent that such improvements or enhancements do not make use of any additional Intellectual Property owned or used by Philips and not used by the non-improved or non-enhanced product) produced by OPTO or the Activity or under development prior to the OPTO Closing Date. In addition and without limitation of the foregoing, to the extent OPTO shall be using Intellectual Property of Philips' or Philips' Affiliates, as of the OPTO Closing Date that is not subject to a patent and that is otherwise not being transferred to the Uniphase Parties pursuant to the Sale Agreements, the non-assertion obligations of Philips set forth in this Section 9.2(iv) shall extend to and include any such non-patented Intellectual Property, other than Philips' proprietary software, with respect to which such non-assertion obligation shall apply only to OPTO, provided that to the extent OPTO is required by the terms of the Site Services Agreement or the Lease to pay for the use of any Philips proprietory software, the non-assertion with respect solely to such software shall terminate upon a default by OPTO (beyond any applicable cure period) with respect to any such payment.

9.3.  Non-Compete.

      For a period of five (5) years following the OPTO Closing Date, Philips and Philips' Affiliates shall not engage in the business of designing, developing, manufacturing or selling III-V semiconductor lasers or III-V monitor photodiodes. For the avoidance of doubt, the preceding sentence shall in no manner restrict Philips in conducting and continuing at any location the activities of other businesses, including, without limitation, the activities of the following entities: Philips Broadband Networks, Inc. in Manlius, New York, U.S.A.; Philips Optics / Electro-optical Components, part of Philips Components B.V. in Eindhoven, The Netherlands; Lumiled Lighting B.V. in Best, The Netherlands; Philips' microwave activities, part of Philips Semiconductors in Limeilles, France as well as in Caen, France; Philips Optical Storage Group in Eindhoven, The Netherlands; and the activities relating to communication systems for health care of Philips Medical Systems. In no event, however, shall the foregoing be deemed to permit Philips to effect commercial sales of any products being sold by or under development within the Activity as of the OPTO Closing Date.

9.4.  Closing Date Balance Sheet.

      Philips shall prepare and deliver the Closing Date Balance Sheet to Uniphase no later than the date that is forty-five (45) days after the OPTO Closing Date. The Closing Date Balance Sheet shall (i) be audited by KPMG Peat Marwick, Philips' auditors, and shall be prepared in a manner consistent with past practice, and (ii) conform to Philips' obligations pursuant to Section 6.6. The Closing Balance Sheet shall be certified by such auditors to Uniphase and Philips as complete and accurate in all respects and as showing the true and fair view of the state of affairs of OPTO and the Activity as at the OPTO Closing Date.

9.5.  Cooperation and Access to Financial Books and Records.

      (i) If required by Philips for the purpose of the preparation of tax filings and/or financial reporting (and responding to any Tax audits), Uniphase will provide all reasonable cooperation to Philips, at Philips' cost, in regard thereto. Such cooperation in any event includes that Uniphase, if so requested by Philips for this purpose, shall give access to all relevant books, relevant individuals and financial records relating to the Activity and OPTO and shall allow Philips to make copies thereof. Uniphase shall keep all of its books and records for all periods required by applicable law.

      (ii) If required by Uniphase for the purpose of the preparation of tax filings and/or SEC and financial reporting (and responding to any Tax audits), Philips will provide all reasonable cooperation to Uniphase, at Uniphase's cost, in regard thereto. Such cooperation in any event includes that Philips, if so requested by Uniphase for this purpose, shall give access to all relevant books and financial records relating to the Activity and OPTO and shall allow Buyer to make copies thereof.

9.6.  Confidentiality.

      (i) Philips will hold and cause its Affiliates to hold all information received under Section 9.5, and all other information that remains in the possession of Philips or Philips' Affiliates from any period prior to the OPTO Closing Date and that relates to the Activity, or the suppliers, Intellectual Property, technical know-how, customers, products and processes of OPTO, which are not in the public domain, in confidence and to use such information only for the purposes for which it was obtained, except that this Section 9.6 shall not restrict the use of information which is in the possession of Philips or Philips' Affiliates in their capacity as manufacturers, purchasers or suppliers conducting businesses other than the Activity as conducted by them prior to the date hereof.

      (ii) Each Party agrees to forever hold and to cause its Affiliates to hold all information received from any other Party, and which is not in the public domain, in strict confidence, except to the extent disclosure of such information is required by applicable law.

9.7.  Press Releases and Other Disclosures.

      No Party or such Party's Affiliates, without the prior written consent of the other Party, will issue any press release or any similar public announcement concerning the transactions contemplated by this Agreement, such consent not to be unreasonably delayed or withheld. However, if such disclosure is required by law or regulations of a stock exchange or other regulatory body, no such consent shall be required, and the Parties will cooperate in preparing a press release or releases.

9.8.  Poaching.

      During the two (2) year period following the OPTO Closing, Philips will and will procure that each of Philips' Affiliates will not solicit any of the OPTO Employees for employment. For the purposes of this Section 'solicit' shall include any act intended or calculated to result in an OPTO Employee leaving the employment of OPTO or Uniphase or its subsidiaries but shall exclude any of the following activities by Philips or its Affiliates:

      (i) advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available to the general public;

      (ii) participating in any hiring fair or similar event open to the public and not targeted at employees of any Uniphase or its subsidiaries;

      (iii) use of recruiting or employee search firms that have been instructed and agreed in writing not to solicit any OPTO Employee; and

      (iv) negotiating with and/or offering employment to any OPTO Employee who initially contacts Philips or an Affiliate solely as a result of any of the activities included in clauses (i) to (iii) above.

      Philips agrees that it and Philips' Affiliates may only employ an OPTO Employee if neither it nor any Philips' Affiliate has solicited such OPTO Employee in contravention of clauses (i) to (iii) above.


SECTION 10. INDEMNITIES

10.1. Indemnities by Philips.

      Philips undertakes with the Uniphase Parties to indemnify and hold each of the Uniphase Parties harmless against all Claims arising out of or incurred as a result of any breach by Philips of (i) any representation or warranty of Philips contained in this Agreement or any of the other Sale Agreements, or (ii) any covenant, agreement or obligation of Philips under this Agreement or any of the other Sale Agreements.

10.2. Indemnities by Uniphase.

      Uniphase undertakes with Philips to indemnify and hold Philips harmless against all Claims arising out of or incurred as a result of any breach by any of the Uniphase Parties of (i) any representation or warranty of any of the Uniphase Parties contained in this Agreement or any of the other Sale Agreements, or (ii) any covenant, agreement or obligation of any of the Uniphase Parties under this Agreement or any of the other Sale Agreements.

10.3. Defense of Claims.

      (i) In the event of the assertion of any Claim by any third-party with respect to which a Party (the "Indemnified Party") is entitled to be indemnified pursuant to Section 10.1 or 10.2 above, the Party required to indemnify the Indemnified Party (the "Indemnifying Party") shall reasonably promptly, following the Indemnified Party's actual knowledge thereof, notify the Indemnifying Party of such Claim. The Indemnifying Party shall have the right to assume the defense of such Claim at the sole expense of the Indemnifying Party. If the Indemnifying Party so elects to assume the defense of any such Claim:

            (a) the Indemnifying Party shall proceed to defend such Claim in a diligent manner with counsel reasonably satisfactory to the Indemnified Party;

            (b) the Indemnifying Party shall keep the Indemnified Party promptly informed of all material developments and events relating to such Claim;
            (c) the Indemnified Party shall have the right to participate in the defense of such Claim at their own sole expense, which shall not be reimbursed by the Indemnifying Party; and

            (d) the Indemnifying Party shall not settle, adjust or compromise such Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

      (ii)  If the Indemnified Party so proceeds with the defense of any Claim,

            (a) all expenses incurred and relating to the defense of such Claim (whether or not incurred by the Indemnified Party) shall be borne and paid exclusively by the Indemnifying Party;

            (b) The Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such Claim;

            (c) the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such Claim; and

            (d) the Indemnified Party shall have the right to settle, adjust or compromise such Claim, with the consent of the Indemnifying Party, provided, that the Indemnifying Party shall not unreasonably withhold or delay such consent.


SECTION 11. TERMINATION

11.1. Termination.

      This Agreement may terminated at any time prior to the OPTO Closing Date:

      (i)   by mutual written consent of the Parties;

      (ii) by the Uniphase Parties, in the event of a material breach by Philips of any provision of this Agreement, including, all covenants, representations and warranties, which is not remedied within 30 days following a written notice demanding such remedy;

      (iii) by Philips, in the event of a material breach by any of the Uniphase Parties of any provision of this Agreement, including, all covenants, representations and warranties, which is not remedied within 30 days following written notice demanding such remedy;

      (iv) by Philips if the Average Closing Market Price is less than U.S.$39.00;

      (v) subject to Section 11.2, by Philips if the Average Closing Market Price is greater than U.S.$60.00; and

      (vi) by any of the Parties, upon three (3) days prior written notice, in the event that the OPTO Closing shall not have occurred by June 30, 1998, provided that the failure of the OPTO Closing to occur is not due to the breach by the terminating Party of any provision of this Agreement.

11.2. Limitations on Philips' Termination Rights.

      Notwithstanding anything to the contrary set forth in Section 11.1(v) above, Philips may not terminate this Agreement if, at the election of the Uniphase Parties, and notwithstanding anything to the contrary contained in this Agreement, the Consideration payable at the OPTO Closing is adjusted as follows: (a) the non-cash portion of the Consideration paid at the OPTO Closing shall be calculated based on a price per Uniphase Common Share of U.S.$60.00, or (b) in lieu of the foregoing, in addition to the Consideration (calculated without regard to clause (a) above), Uniphase shall pay to Philips at the OPTO Closing, an amount, in immediately available NLG funds (based on the exchange rate used to calculate the Consideration), equal to the sum of (x) the product of (1) the Average Closing Market Price minus U.S.$60.00, multiplied by (2) the number of Uniphase Common Shares included in the Consideration, plus (y) an amount such that, on an after tax basis, Philips receives the same value of consideration pursuant to clause (b) as it would have received under clause (a).

11.3. Effect of Termination.

      Except for Sections 9.6, 9.7 and 10, which Sections shall survive any termination of this Agreement, in the event of any termination of this Agreement pursuant to Section 11.1, this Agreement shall immediately terminate and be of no further force or effect, and the Parties shall be released from any and all obligations hereunder, provided that, nothing herein shall relieve any Party from liability for the breach of any representation, warranty, covenant or agreement of such Party set forth in this Agreement, or such Party's indemnity obligations with respect to such breach.


SECTION 12. REMEDIES FOR BREACHES OF THIS AGREEMENT

12.1. Survival.

      All representations and warranties of the Parties contained in this Agreement shall survive each Closing and continue in effect for the following periods:

      (i) Except as otherwise provided in this Section 12.1, the representations and warranties in Sections 4 and 5 shall expire eighteen (18) months after the OPTO Closing Date;

      (ii) The representations and warranties of the Uniphase Parties and Philips, respectively, under Section 4.9 and Section 5.2, respectively, shall survive forever;

      (iii) the representations and warranties of Philips Sections 5.8 and 5.12 shall expire at the end of the applicable statute of limitations;

      (iv) the representations and warranties of Philips under Section 5.14 shall expire ten (10) years after the OPTO Closing Date;

      and each Party must assert any Claim involving a representation and warranty against the other Party by providing notice in accordance with
      Section 13.3, specifying the factual basis in reasonable detail, before expiration of any applicable survival period. Notwithstanding any contrary provision, as long as the Claim is asserted on a timely basis, the Claim will continue to be valid and assertible even though the survival period may subsequently expire before the Claim is resolved.

12.2. Liability of Philips.

      Subject to the next sentence, (a) in the absence of fraud, Philips' aggregate liability to the Uniphase Parties, pursuant to this Agreement and the other Sale Agreements (other than the Lease and the Site Services Agreement), shall not exceed NLG 50 million, and (b) Philips shall have no liability under such Sale Agreements unless the aggregate amount of all of the Uniphase Parties' Claims exceeds NLG 1 million, in which event, Philips shall be liable for all Claims, which exceed NLG 50,000 (provided that claims of a similar nature or involving a single Person (and its Affiliates) shall be aggregated for the purpose of determining such NLG 50,000 amount). Notwithstanding the foregoing, (x) the maximum aggregate liability of Philips for any breach of Section 9.3 shall be NLG 50 million, independent of any limit prescribed in the preceding sentence (provided that the amount of any indemnification claims for breach of Section 9.3 shall be counted against the NLG 50 million limit on liability set forth in the preceding sentence), and (y) the maximum aggregate liability of the Philips Parties for any breach by them of their representations and warranties under Sections 5.2, 5.6, 5.10(i) and 5.10(v) shall be NLG 462 million, independent of any limit prescribed in the preceding sentence.


12.3. Liability of Uniphase Parties.

      In the absence of fraud, the Uniphase Parties' aggregate liability to Philips, pursuant to this Agreement and the other Sale Agreements (other than the Lease and the Site Services Agreement), shall not exceed NLG 50 million. In addition, the Uniphase Parties shall have no liability under such Sale Agreements unless the aggregate amount of all of the Philips Parties' Claims exceeds NLG 1 million, in which event, subject to the next sentence, the Uniphase Parties shall be liable for all Claims which exceed NLG 50,000 (provided that claims of a similar nature or involving a single Person (and its Affiliates) shall be aggregated for the purpose of determining such NLG 50,000 amount). Notwithstanding the foregoing, the maximum aggregate liability of Uniphase for any breach of its obligations pursuant to the Series A Preferred Agreement (and the corresponding provisions in the Certificate of Designation) shall be NLG 200 million, without prejudice to Uniphase's obligation to pay the Earn-Out (as defined therein), but subject to a credit for any such damage amount against the maximum amounts payable for such Earn-Out, if applicable.

12.4. Other Liability Provisions.

      The foregoing liability provisions are in lieu of any statutory or common law remedy a Party may have for breach of any representation, warranty or covenant of this Agreement or the other Sale Agreement (other than the Lease and the Site Services Agreement).


SECTION 13.    GENERAL MATTERS

13.1. Entire Agreement.

      This Agreement (including the documents referred to in it) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that relate to the subject matter.

13.2. Succession and Assignment.

      This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder to any Person (other than an Affiliate of the transferring Party) without the prior written approval of the other Party. Notwithstanding any assignment, the assigning Party shall remain liable and responsible for the performance of all of its obligations under this Agreement).

13.3. Notices.

      All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered by hand, (ii) when transmitted by telecopier, with confirmation of receipt; provided that a copy is sent on the same date by registered or certified mail, return receipt requested, or (iii) five (5) Business Days after being sent by Federal Express, DHL or another reasonably reliable international courier service, to the addressee at the following addresses or telecopier numbers (or to such other address or telecopier number as a party may specify from time to time by notice hereunder):

                      If to the Philips Parties:
                      Koninklijke Philips Electronics N.V.
                      Attention: Mr. E.C. Coutinho
                      Corporate Legal Department
                      Telephone: 31-20-5977235
                      Facsimile: 31-20-5977230


                      If to the Uniphase Parties:
                      Uniphase Corporation
                      163 Baypointe Parkway
                      San Jose, California 95134
                      Attention: Kevin Kalkhoven
                      Telephone: (408) 434-1800
                      Facsimile: (408) 954-0760


13.4. Amendments and Waivers.

      No amendment of any provision of this Agreement shall be valid unless the same is in writing and signed by Uniphase and Philips. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.5. Severability.

      Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.6. Incorporation of Schedules and Exhibits.

      The Schedules and Exhibits identified in this Agreement are incorporated by reference and made a part of this Agreement.

13.7. No Contribution.

      Philips hereby waives, and acknowledges and agrees that it shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against OPTO in connection with any indemnification obligation or any other liability to which Philips may become subject under this Agreement or any of the other Sale Agreements or otherwise in connection with any of the transactions contemplated hereby or thereby. Philips further acknowledges that the waivers, acknowledgments and agreements of Philips contained in this Section 13.7 are an essential inducement to the Uniphase Parties in entering into this Agreement and agreeing to consummate the transactions contemplated hereby.

13.8. Waiver to Terminate.

      Except as otherwise permitted herein, each of the parties hereto, as from the Closing Date, waives its right to dissolve and/or annul and/or rescind this Agreement.

13.9. Attorneys' Fees.

      In the event that any dispute among the parties to this Agreement or any other Sale Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement or such other Sale Agreement, including without limitation such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

13.10.Counterparts.

      This Agreement and the other Sale Agreements may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same document.


SECTION 14. APPLICABLE LAW

This Agreement and all of the other Sale Agreements (other than the Shareholder Agreement and the Certificate of Designation) shall be governed by the laws of The Netherlands. The Stockholder Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's principles of conflicts of laws. The Certificate of Designation shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to such State's principles of conflicts of laws.

Thus signed and agreed upon on May 29, 1998.

PHILIPS:                           KONINKLIJKE PHILIPS ELECTRONICS N.V.



                                   By: /s/ WILLEM HAVERKAMP
                                      ------------------------------------------
                                   Name: Willem Haverkamp
                                        ----------------------------------------
                                   Its:
                                       -----------------------------------------


UNIPHASE PARTIES:                  UNIPHASE CORPORATION


                                   By: /s/ DAN PETTIT
                                      ------------------------------------------
                                       Dan Pettit, Vice President, Finance


                                   UNIPHASE OPTO HOLDINGS, INC.


                                   By: /s/ DAN PETTIT
                                      ------------------------------------------
                                       Dan Pettit, President

                                   UNIPHASE INTERNATIONAL, CV


                                   By: Uniphase CV GP1, Inc.
                                       General Partner

                                       By: /s/ DAVID MACKENCIE
                                          --------------------------------------
                                           David MacKencie, Vice-President


                                   By: Uniphase CV GP2, Inc.
                                       General Partner

                                       By: /s/ DAVID MACKENCIE
                                          --------------------------------------
                                           David MacKencie, Vice-President

                               GENERAL DISCLOSURE


GENERAL

Any disclosure made hereunder, or under any of the Schedules attached hereto, will be deemed to have been made also in relation to any other Section of this Agreement to which it may be relevant.

As of the date hereof, the Uniphase Parties are not aware of any facts, events or circumstances which would cause any of the representations and warranties as provided by Philips hereunder to be untrue in any material respect.

As of the date hereof, Philips is not aware of any facts, events or circumstances which would cause any of the representations and warranties as provided by any of the Uniphase Parties hereunder to be untrue in any material respect.


INTELLECTUAL PROPERTY RIGHTS

Reference is made to the fact that Rockwell Corporation has in the past notified Philips in relation to a possible infringement by Philips of certain Rockwell patents. Philips has also been notified of the possible infringement by Philips of a patent owned by the Massachusetts Institute of Technology (M.I.T.).

In general, OPTO will, from Closing, no longer be covered under any of the current Philips cross licence agreements entered into with third parties in respect of intellectual property rights (notably patents). By contrast, the change of control of Philips Optoelectronics B.V. will not affect the rights of Philips' cross licensing partners under the relevant cross licensing agreements, even after the transfer of the OPTO Patents.


ENVIRONMENTAL MATTERS

Reference is made to the fact that currently, for the disposal of carbon filters, containing arsine, no arrangement is in place with Mirec B.V. or any other third party having a licence to accept such materials for disposal. However, the contract with Mirec B.V. (disclosed under Schedule 5.13) does provide for the disposal of other waste.


INSURANCE

From Closing, Philips Optoelectronics will no longer be covered under any of Philips insurance policies.

VAT REGISTRATION

From Closing, Philips Optoelectronics will have to apply for separate VAT registration, in its own name, as a result of the fact that it will no longer form part of the fiscal unity of Nederlandse Philips Bedrijven B.V.


CORPORATE PURCHASING ARRANGEMENTS

From Closing, Philips Optoelectronics will no longer participate under any corporate purchasing arrangements (including IT licence agreements) of Philips.

                                  SCHEDULE 1.25
                            FIXED AND TANGIBLE ASSETS


Pursuant to Item 601(b)(2) of Regulation S-K, this Schedule to the Master Purchase Agreement has been omitted. The Schedule will be submitted to the Securities and Exchange Commission upon request.

                                  SCHEDULE 1.27
                            FOREIGN INTANGIBLE ASSETS


The exclusive right to make or reproduce, have made or reproduced, sell or otherwise transfer, distribute or have distributed, to customers located outside the United States, products or property deriving from the Intellectual Property of OPTO or the Activity, or otherwise dispose, display, perform and use all such Intellectual Property and all customer lists, contracts and relationships. Included in such right are the following patents attached hereto as Schedule 1.27.

Pursuant to Item 601(b)(2) of Regulation S-K, this Schedule to the Master Purchase Agreement has been omitted. The Schedule will be submitted to the Securities and Exchange Commission upon request.

                                  SCHEDULE 1.69
                             U.S. INTANGIBLE ASSETS



The exclusive right to make or reproduce, have made or reproduced, sell or otherwise transfer, distribute or have distributed, to customers located in the United States, products or property deriving from the Intellectual Property of OPTO or the Activity, or otherwise dispose, display, perform and use all such Intellectual Property and all customer lists, contracts and relationships. Included in such right are the following patents attached hereto as Schedule 1.69.

Pursuant to Item 601(b)(2) of Regulation S-K, this Schedule to the Master Purchase Agreement has been omitted. The Schedule will be submitted to the Securities and Exchange Commission upon request.

                                  SCHEDULE 2.2

                                  CONSIDERATION



CONSIDERATION PAID FOR OWNER'S EQUITY OF OPTO:

Dutch Guilders paid by Uniphase Opto Holdings, Inc                              NLG 200,000

Dutch guilder value of the shares of Uniphase common stock exchanged            NLG 45,066,666
by Uniphase Opto Holdings, Inc                                                  (convert to shares)


CONSIDERATION PAID FOR U.S. INTANGIBLE ASSETS:

Dutch Guilder value of the shares of Uniphase common stock exchanged            NLG 243,786,667
by Uniphase Opto Holdings, Inc                                                  (convert to shares)

Number of shares of Uniphase Preferred Stock exchanged by Uniphase              80,000
Opto Holdings, Inc.


CONSIDERATION PAID FOR FOREIGN INTANGIBLE ASSETS:

Dutch Guilder value of the shares of Uniphase common stock exchanged            NLG  60,946,667
By Uniphase International CV                                                    (convert to shares)

Number of shares of Uniphase Preferred Stock exchanged by Uniphase              20,000
International CV


        The foregoing amounts reflect the allocation of the Consideration at its stated value as set forth in the Agreement and do not take into account actual value based on appropriate discounts from such stated value.

                                  SCHEDULE 3.3

                              PRECLOSING TRANSFERS

               Prior to the Asset Sale Closing Date, Philips shall cause OPTO to transfer to Philips the Foreign Intangible Assets and the U.S. Intangible Assets, for consideration equal in value to the portion of the Consideration allocated to the Foreign Intangible Assets and the U.S. Intangible Assets, respectively, on Schedule 2.2. Immediately after such sale, Philips shall (a) cause OPTO and all relevant intervening subsidiaries of Philips to distribute as a dividend to Philips the account receivable held by OPTO resulting from such sale, and (b) cause OPTO to simultaneously charge the amount of such account receivable to OPTO's premium reserve.

               Uniphase shall be solely responsible for and indemnify and hold Philips harmless from any income tax, capital gains tax (or similar tax) liability of OPTO or Philips due to the transactions described in the previous paragraph and the transfer of the Foreign Intangible Assets and the U.S. Intangible Assets at the Asset Sale Closing. Notwithstanding the foregoing, this indemnity obligation shall not extend to the income tax treatment, valuation or income tax liability in any respect relating to the receipt by Philips or any Philips Party of the Consideration or any amounts paid or distributed to Philips or the Philips Parties with respect to the Uniphase Preferred Stock to be issued to Philips or any Philips Party.

                                  SCHEDULE 5.3

                                NONCONTRAVENTION


CHANGE OF CONTROL PROVISIONS IN CONTRACTS

Uniphase Corporation is hereby notified of the fact that the software licence agreements and the software services agreements under which Philips Optoelctronics participates may contain so-called change of control provisions pursuant to which the other party has the right to terminate the agreement in event of a change of control in Philips Optoelectronics B.V. Reference is made to the list of Material Contracts, disclosed under Schedule 5.19; certain of these Material Contracts contain such change of control provisions. All such change in control provisions as contained in any of these Material Contracts are identified as required consents on Schedule 5.4.


EXPORT LICENCE

Philips Optoelectronics B.V. will, as result of the change of control, no longer be covered under the general export licence of Nederlandse Philips Bedrijven B.V. in respect of so-called strategic goods.

This general export licence has been granted by the Centrale Dienst voor In- en Uitvoer in Groningen, The Netherlands (copy of licence disclosed under section
3.3 of the initial due diligence binders). As a result, Philips Optoelectronics B.V. will have to apply with said authority for an export licence in respect of strategic goods in its own name.


EUROPEAN R & D PROJECTS

Philips Optoelectronics currently participates under a number of European R&D projects, which are sponsored by the European Community. This participation is formally in the name of Nederlandse Philips Bedrijven B.V., as the contracting legal entity.

The other partners under these projects, as well as the European Commission have to be notified of the fact that Philips Optoelctronics is now established as a separate legal entity as well as of the imminent change of control in Philips Optoelectronics B.V.

In principle, as result of such change of control of Philips Optoelectronics B.V., the participation of Philips Optoelectronics under these projects will be discontinued.

In the event that Philips Optoelectronics would wish to continue its participation under said projects, it would need to obtain the approval from the relevant partners under these projects as well as the confirmation from the European Commission.

In the event of discontinuation of the participation of Philips Optoelectronics under any of these R & D projects, such discontinuation will also imply that Philips Optoelectronics will no longer have necessary background information of Philips as contributed under these projects, will be continued. Reference is made to the document setting out the rules and procedures regarding Philips' participation under European R & D projects, notably to Annex II of the General Conditions of the so-called Esprit Programme, copy of which has been provided to Uniphase in the course of the interview with Mr. E. Ideler on May 13, 1998, as part of the confirmatory due diligence survey by Uniphase.


INTELLECTUAL PROPERTY RIGHTS

As stated in the general disclosure letter, as a result of the change of control in Philips Optoelectronics B.V., Philips Optoelectronics B.V. will no longer be covered under the so-called cross licence agreements with third parties (in respect of patents (and other intellectual property rights, as the case may be) as entered into by Philips. By contrast, the rights of Philips' cross-licensing partners under the relevant cross-licensing agreements will not be affected by the change of control in Philips Optoelectronics B.V. or by the transfer of the OPTO Patents to Uniphase.

                                  SCHEDULE 5.4

                                    CONSENTS


A.      Required:

1.      Hart-Scott-Rodino filing

Philips is required to submit a so-called Hart-Scott-Rodino filing in respect of the contemplated transaction under the so-called Hart-Scott-Rodino Antitrust Improvements Act of 1976. Such filing has been made.

2.      Works council/Unions

The change of control in Philips Optoelectronics B.V. is subject to the provisions of the Dutch Works Councils Act (Wet op de Ondernemingsraden). Pursuant to Article 25 of said Act, the relevant works council needs to give a positive advice in respect of the contemplated transaction and the related consultation procedure with the relevant works council is to be initiated as soon as there is a legitimate expectation between the prospective partners that agreement regarding the intended transaction can be reached. At the time of the signing of the Letter of Intent regarding the contemplated transaction however, no separate works council was yet in place for Philips Optoelectronics, as a result of the fact that Philips Optoelectronics had only been incorporated as a separate legal entity in February 1998. Given the fact that no separate works council was yet in place for Philips Optoelectronics B.V. at the time of the signing of the letter, and in order to comply with the spirit of the Works Councils Act, Philips has requested the advice regarding the contemplated transaction from an ad hoc committee, comprising representatives for Philips Optoelectronics and members from the works council of the Philips Research Laboratories, of which Philips Optoelectronics was part prior to its incorporation as a separate legal entity. In addition, negotiations with the relevant unions were initiated regarding the labour conditions as would apply after the transition, including possible transition measures. The negotiations with the unions have been concluded satisfactorily and positive advice regarding the contemplated transaction has been obtained from the ad hoc committee and the works council of Philips Optoelectronics per letter dated 26th May, 1998, copy of which is attached hereto.

3.      Change of control provisions in Material Contracts

Philips Optoelectronics has written to the third parties specified above to solicit their consent in connection with the relevant transfer, on May 27, 1998. Attached hereto are copies of the responses received from these third parties.

Pursuant to Item 601(b)(2) of Regulation S-K, this portion of this Schedule to the Master Purchase Agreement has been omitted. The omitted portion of the Schedule will be submitted to the Securities and Exchange Commission upon request.

B.      Other:

1.      European R & D projects

Reference is made to Schedule 5.3. As set out herein, the consent from the relevant partners under the European R&D projects is required for the continued participation of Philips Optoelectronics B.V. under the relevant European R&D projects; similar consent/confirmation is required from the European Commission.

In connection with the incorporation of Philips Optoelectronics B.V. as a separate legal entity, the relevant contract partners of Philips Optoelectronics need to consent to the transition, i.e. the incorporation of Philips Optoelectronics B.V. as a separate legal entity (formally contracting through Nederlandse Philips Bedrijven B.V). The relevant contract partners (suppliers as well as customers) have been notified in writing of said incorporation; no adverse reaction has been received and no indication has been received that any adverse reaction is to be expected. However, the Philips refrains from any representation or warranty as to such consents from the relevant contract partners.

                                  SCHEDULE 5.6

                                     ASSETS


Philips Optoelectronics B.V. does not own all assets used in the operation of its activities. Attached hereto is a listing of equipment currently leased from Philips Research (Nat Lab), part of Nederlandse Philips Bedrijven B.V. Pursuant to Item 601(b)(2) of Regulation S-K, this portion of the Schedule has been omitted. The omitted information will be submitted to the Securities and Exchange Commission upon request.

A listing of real property/buildings leased by Philips Optoelectronics B.V. is attached to Schedule 5.9.

In respect of Section 5.6 (ii), it should be noted that not all raw materials, work in progress and finished goods existing at the OPTO Closing Date necessarily comply with the applicable specifications so as to enable them to be sold in the ordinary course of business. However, a portion of such raw materials, work in progress and finished goods, although not complying with the applicable specifications, has been valued on the balance sheet on the basis of the expectation that they can still be sold in the ordinary course of business. Conversely, any raw materials, work in progress and/or finished goods which do not comply with the applicable specifications and which can which are not included in the sales forecasts, are not included on the balance sheet of Philips Optoelectronics.

                                  SCHEDULE 5.9

                                  REAL PROPERTY


A list of buildings and real property rented, leased or occupied by Philips Optoelectronics is attached hereto. In relation to the soil on which the buildings of Philips Optoelectronics are located, a third party (DHV) has been commissioned to carry out a soil investigation. A report on the findings by DHV is expected in the week commencing June 8, 1998. Attached is a copy of an internal memo from Mr. Van Lierop of the Philips Corporate Environmental and Energy office dated 1998-05-28 referring to this report.

Pursuant to Item 601(b)(2) of Regulation S-K, this Schedule to the Master Purchase Agreement has been omitted. The Schedule will be submitted to the Securities and Exchange Commission upon request.

                                SCHEDULE 5.10(a)

                              INTELLECTUAL PROPERTY


A list of OPTO Patents, including pending invention disclosures is attached hereto.

Also attached is a non-exhaustive overview of patent rights, which will not be transferred by Philips, but under which patent rights Philips will provide a non-assert.

Pursuant to Item 601(b)(2) of Regulation S-K, this Schedule to the Master Purchase Agreement has been omitted. The Schedule will be submitted to the Securities and Exchange Commission upon request.

                                SCHEDULE 5.10(b)

                    LOSS OF ANY INTELLECTUAL PROPERTY RIGHTS


Reference is made to the general disclosure letter.

As a result of the change of control in Philips Optoelectronics B.V., Philips Optoelectronics B.V. will no longer be covered under the so-called cross licence agreements with third parties in respect of patents (and other international property rights, as the case may be) as entered into by Philips.

                          SCHEDULE 5.12(a) AND 5.12(b)

                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS


5.12(a)

A list of OPTO Employees is attached hereto. Approximately 60 of the OPTO Employees are temporary staff, contracted by Philips Optoelectronics. These individuals are not members of the Philips pension Fund and are not covered by the Philips Collective Labour Agreement.

In relation to the list of OPTO Employees, Mr. Jan Mink will transfer to another Philips entity on May 31, 1998. Mr. Arjen Noordermeer and Mr. Paul Damink have indicated their desire to leave the Activity.

Further, Mr. Harry Griede, Mr. Romaldus Irijanan, Mr. Frans Brans, and Mr. Wil van de Heuvel are not OPTO Employees but have been working for Philips Optoelectronics on a secondment basis.


5.12(b)

The employee benefit plans are as set out in the collective labour agreement of Philips (CAO A and CAO B), copies of which have been provided to Uniphase in the course of the due diligence survey by Uniphase and are attached hereto.

Only Mr. Wim Nijman has an individual contract with Philips, a copy of which has similarly been disclosed to Uniphase in the course of the due diligence survey and is attached hereto.

With regard to item (xxi) of Section 5.12, reference is made to the consultancy agreements entered into with Burgers Management Consutancy, I.S.G. and Rhode & Partners, respectively, copies of which are attached hereto.

Pursuant to Item 601(b)(2) of Regulation S-K, this Schedule to the Master Purchase Agreement has been omitted. The Schedule will be submitted to the Securities and Exchange Commission upon request.

                                  SCHEDULE 5.13

                                     PERMITS


Attached hereto are copies of the following permits:

        Vergunning ingevolge de Hinderwet. This permit applies to the facilities of Philips Research (Nat Lab) at the so-called Complex W, located at the Prof. Holstlaan in Eindhoven (which include the facilities and operations of Philips Optoelectronics.

Also attached is a copy of the contract entered into with Mirec B.V. in respect of waste disposal.

Attached hereto is a letter from the municipal environmental authority (Milieudienst Regio Eindhoven) addressed to Philips Optoelectronics B.V. dated 28 May 1998, confirming the discussions during a meeting between representatives of the Milieudienst Regio Eindhoven, Philips, and Uniphase on May 13, 1998. This letter states that the current environmental permits under which Philips Optoelectronics operate are adequate and further, that the current environmental permit will cover the construction of the new wafer fab for Philips Optoelectronics. This letter also confirms that the contemplated change of control of Philips Optoelectronics will not affect the application of the current environmental permit in relation to the operations of Philips Optoelectronics on the current premises.

Also attached is a letter from Mr. Van den Ende to Mrs. Hovenier dated 1998-05-18 in relation to the waste water disposal permit of Philips Optoelectronics, with attached copy of the relevant permit.

Also attached is a copy of the contract entered into with Mirec B.V. in respect of waste disposal.

Also attached is a copy of a letter from Mr. L. Ebben of the Philips radiation protection unit (Philips Stralingsbeschermingsdient) to the Centraal Kantoor Arbeidinspectie in relation to a permit under the Dutch Nuclear Energy Act. This letter states that Philips Optoelectronics (to be renamed) will have to apply for a separate permit in its own name following the transfer from Philips to Uniphase.

Pursuant to Item 601(b)(2) of Regulation S-K, this Schedule to the Master Purchase Agreement has been omitted. The Schedule will be submitted to the Securities and Exchange Commission upon request.

                                  SCHEDULE 5.19

                               MATERIAL CONTRACTS


A list of Material Contracts is attached hereto.

Reference is also made to the (European) R & D projects, disclosed in the course of the due diligence survey, an overview of which is attached hereto (memo from Mr. Bart Verbeek to Mr. Wim Nijman, dated March 9, 1998, notably section 4 thereof). As regards the so-called Rainbow project, the participation under this project will be continued by Philips Research (Nederlandse Philips Bedrijven B.V.), not by Philips Optoelectronics.

It should be noted that, in respect of sales to customers, with the exception of those relations for which separate contracts are in place, sales usually occur on the basis of the General Conditions of Sale of Philips Optoelectronics, copy of which is attached hereto.

The same applies, mutatis mutandis, to purchase relations (copies of General Conditions of Purchase).

As regards the lease arrangements for real estate property and buildings / equipment, new lease agreements will be entered into upon Closing. Accordingly, the lease and rental arrangements as were in place prior to Closing are automatically discontinued.

Pursuant to Item 601(b)(2) of Regulation S-K, this Schedule to the Master Purchase Agreement has been omitted. The Schedule will be submitted to the Securities and Exchange Commission upon request.